Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

To the Members of Dowlais Group Limited

Opinion

We have audited the consolidated financial statements of Dowlais Group Limited and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024 and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated statements of cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte LLP

London, United Kingdom

17 April 2026

Consolidated income Statement

	Notes	Year ended 31 December 2025 £m		Year ended 31 December 2024 £m
Revenue	4, 5	4,410		4,337
Cost of sales		(3,706)		(3,691)
Gross profit		704		646
Selling, general and administrative expenses		(733)		(813)
Operating loss	5	(29)		(167)
Share of results of equity accounted investments, net of tax	13	65		61
Finance costs	7	(115)		(131)
Finance income	7	15		22
Loss before tax		(64)		(215)
Tax	8	(23)		47
Loss after tax for the year		(87)		(168)

Attributable to:
Owners of the parent		(82)		(173)
Non-controlling interests		(5)		5
		(87)		(168)
Earnings per share
– Basic	10	(6.2	)p	(12.6	)p
– Diluted	10	(6.2	)p	(12.6	)p

Consolidated Statement of Comprehensive Income

	Notes	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Loss after tax for the year		(87)	(168)
Items that will not be reclassified subsequently to the Income Statement:
Net remeasurement gain on retirement benefit obligations	23	43	37
Income tax charge relating to items that will not be reclassified	8	(13)	(9)
		30	28
Items that may be reclassified subsequently to the Income Statement:
Currency translation		(61)	(68)
Impact of hyperinflationary economies		2	9
Share of other comprehensive expense from equity accounted investments	13	(12)	(3)
Gain arising on hedging instruments designated as hedge of net investment	24	35	4
Fair value (loss)/gain on hedging instruments designated as cash flow hedges	24	(2)	2
Cumulative loss/(gain) on hedging instruments reclassified to the Income Statement	24	2	(3)
Income tax credit relating to items that may be reclassified	8	–	6
		(36)	(53)
Other comprehensive expense for the year		(6)	(25)
Total comprehensive expense for the year		(93)	(193)

Attributable to:
Owners of the parent		(87)	(198)
Non-controlling interests		(6)	5
		(93)	(193)

Consolidated Statement of Cash Flows

	Notes	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Net cash from operating activities	26	151	120

Investing activities
Purchase of property, plant and equipment		(171)	(188)
Proceeds from disposal of property, plant and equipment		34	4
Purchase of computer software and capitalised development costs		(6)	(3)
Disposal of business, net of cash disposed		5	(10)
Dividends received from equity accounted investments	13	64	70
Interest received		15	8
Net cash used in investing activities		(59)	(119)

Financing activities
Drawings on borrowings facilities		331	921
Repayment of borrowing facilities		(309)	(792)
Costs of raising debt finance		–	(2)
Repayment of principal under lease obligations	27	(27)	(24)
Purchase of own shares under share buy-back	25	(6)	(26)
Dividends paid to non-controlling interests		–	(2)
Dividends paid to equity shareholders	9	(38)	(58)
Net cash (used in)/from financing activities		(49)	17

Net increase in cash and cash equivalents, net of bank overdrafts		43	18
Cash and cash equivalents, net of bank overdrafts at the beginning of the year	26	323	313
Effect of foreign exchange rate changes	26	(12)	(8)
Cash and cash equivalents, net of bank overdrafts at the end of the year	26	354	323

Consolidated Balance Sheet

	Notes	31 December 2025 £m	31 December 2024 £m
Non-current assets
Goodwill and other intangible assets	11	1,905	2,129
Property, plant and equipment	12	1,524	1,676
Interests in equity accounted investments	13	374	385
Deferred tax assets	21	139	157
Derivative financial assets	24	8	9
Retirement benefit surplus	23	43	34
Other receivables	16	17	13
		4,010	4,403
Current assets
Inventories	15	431	431
Trade and other receivables	16	525	485
Derivative financial assets	24	30	9
Current tax assets		14	25
Other financial assets	24	–	18
Assets associated with businesses classified as held for sale	14	36	–
Cash and cash equivalents	17	386	336
		1,422	1,304
Total assets	5	5,432	5,707
Current liabilities
Trade and other payables	18	1,008	961
Interest-bearing loans and borrowings	19	226	13
Lease obligations	27	28	29
Derivative financial liabilities	24	2	32
Liabilities associated with businesses classified as held for sale	14	10	–
Current tax liabilities		48	65
Provisions	20	128	142
		1,450	1,242
Non-current liabilities
Other payables	18	13	18
Interest-bearing loans and borrowings	19	1,095	1,291
Lease obligations	27	93	103
Derivative financial liabilities	24	1	14
Deferred tax liabilities	21	158	199
Retirement benefit obligations	23	391	418
Provisions	20	80	117
		1,831	2,160
Total liabilities	5	3,281	3,402

Equity
Issued share capital	25	13	14
Capital redemption reserve	25	1	–
Own shares	25	(6)	(7)
Translation reserve	25	(168)	(133)
Hedging reserve	25	–	–
Retained earnings		2,280	2,392
Equity attributable to owners of the parent		2,120	2,266
Non-controlling interests		31	39
Total equity		2,151	2,305
Total liabilities and equity		5,432	5,707

Consolidated Statement of Changes in Equity

	Issued share capital £m	Capital redemption reserve £m	Own shares £m	Translation reserve £m	Hedging reserve £m	Retained earnings £m	Equity attributable to owners of the parent £m	Non-controlling interests £m	Total equity £m
At 1 January 2024	14	–	(7)	(81)	1	2,620	2,547	36	2,583
Loss for the year	–	–	–	–	–	(173)	(173)	5	(168)
Other comprehensive (expense)/income	–	–	–	(52)	(1)	28	(25)	–	(25)
Total comprehensive (expense)/income	–	–	–	(52)	(1)	(145)	(198)	5	(193)
Dividends paid to equity shareholders	–	–	–	–	–	(58)	(58)	(2)	(60)
Purchase of own shares under share buy-back	–	–	–	–	–	(26)	(26)	–	(26)
Equity-settled share-based payments	–	–	–	–	–	1	1	–	1
At 31 December 2024	14	–	(7)	(133)	–	2,392	2,266	39	2,305
Loss for the year	–	–	–	–	–	(82)	(82)	(5)	(87)
Other comprehensive (expense)/income	–	–	–	(35)	–	30	(5)	(1)	(6)
Total comprehensive expense	–	–	–	(35)	–	(52)	(87)	(6)	(93)
Dividends paid to equity shareholders	–	–	–	–	–	(38)	(38)	(2)	(40)
Purchase of own shares under share buy-back	–	–	–	–	–	(6)	(6)	–	(6)
Transaction with shareholder(1)	–	–	–	–	–	(18)	(18)	–	(18)
Cancellation of shares(2)	(1)	1	–	–	–	–	–	–	–
Equity-settled share-based payments	–	–	–	–	–	3	3	–	3
Shares issued by Employee Benefit Trust (EBT)	–	–	1	–	–	(1)	–	–	–
At 31 December 2025	13	1	(6)	(168)	–	2,280	2,120	31	2,151

1.	A charge of £18 million has been recognised directly in equity relating to the settlement of a derivative over the Company’s own shares following a return of capital from shareholder Melrose Industries PLC.

2.	During the year, the Company cancelled shares purchased under the share buy-back programme and shares received from Melrose Industries PLC, recognising a transfer to a capital redemption reserve in relation to the par value of the shares cancelled.

Further information on issued share capital and reserves is set out in Note 25.

1. Corporate information

Dowlais Group Limited (the “Company”) comprises the GKN Automotive and GKN Powder Metallurgy businesses along with certain Corporate functions, together referred to as the “Group”. GKN Automotive is a global technology and systems engineer which designs, develops, manufactures and integrates an extensive range of driveline technologies, including electric vehicle components. GKN Powder Metallurgy is a global leader in precision powder metal parts for the automotive and industrial sectors, as well as the production of powder metal. GKN Hydrogen formed part of the Group, offering reliable and secure hydrogen storage solutions, until its sale on 29 July 2024 to Langley Holdings plc.

1.1 Corporate structure

As at 31 December 2025, Dowlais Group plc was a public company limited by shares incorporated in the United Kingdom and is registered in England & Wales, whose shares were publicly traded on the London Stock Exchange.

On 3 February 2026, Dauch Corporation acquired the entire issued ordinary share capital of Dowlais by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006.

On 4 February 2026, the Group’s shares were cancelled from admission to trading on London Stock Exchange and on 5 March 2026 the Company re-registered to become a private company and changed its name to Dowlais Group Limited.

1.2 Basis of preparation

The Consolidated Financial Statements have been prepared in accordance with IFRS Accounting Standards (IFRS®) as issued by the International Accounting Standards Board (IASB). The Consolidated Financial Statements are presented in pounds Sterling and, unless stated otherwise, rounded to the nearest million. They have been prepared under the historical cost convention, as modified by the revaluation of certain financial assets and financial liabilities (including derivative instruments).

1.3 New Standards, Amendments and Interpretations affecting amounts, presentation or disclosure reported in the current year

The following amendments to IFRS Accounting Standards have been applied for the first time by the Group. Their adoption has not had any material impact on the disclosures or on the required amounts reported in these Consolidated Financial Statements:

-	Amendments to IAS 21 Lack of Exchangeability.

1.4 New and revised IFRS Accounting Standards in issue but not yet effective

At the date of authorisation of these financial statements, the Group has not applied the following new and revised IFRS Accounting Standards that have been issued but are not yet effective:

-	Amendments to IFRS 9 and IFRS 7 Amendments to the Classification and Measurement of Financial Instruments.
-	Contracts referencing Nature-dependent Electricity (Amendments to IFRS 9 and IFRS 7).
-	Annual improvements to IFRS Accounting Standards – Volume 11.
-	Amendments to IFRS 18 Presentation and Disclosure in Financial Statements which will become effective for the Group’s Consolidated Financial Statements for the financial year ended 31 December 2027.
-	IFRS 19 Subsidiaries without Public Accountability: Disclosures.

With the exception of IFRS 18, the Directors do not expect that the adoption of the Standards listed above will have a material impact on the Consolidated Financial Statements of the Group in future periods. The impact of IFRS 18 will not change how items are recognised and measured however there is likely to be a material impact on the Group’s presentation and classification of the Consolidated Income Statement and reporting of financial performance.

2. Summary of material accounting policies

Going concern

The Consolidated Financial Statements have been prepared on a going concern basis as the Directors consider that adequate resources exist for the Company to continue in operational existence for a period of not less than 12 months from the date of this report. In making this assessment, the Directors have considered the Group’s liquidity and funding arrangements as at 31 December 2025 and up to the date of the Group’s acquisition by Dauch which completed on 3 February 2026, together with reviewing cash flow forecasts to 30 April 2027 on a business as usual (“BAU”) basis. An overlay was then applied to those forecasts to estimate the impact of the changes to the Group’s funding structure following the acquisition by Dauch. Scenario analysis was performed on these forecast cash flows as set out below.

Liquidity and funding arrangements

As at 31 December 2025, the Group’s funding facilities comprised a multicurrency revolving credit facility (“RCF”) of £1,233 million, of which £726 million had been drawn down, a multicurrency term loan of £187 million and US Private Placement (“USPP”) notes of £372 million. As a result, the Group had undrawn facilities of £0.5 billion (2024: £0.5 billion) and cash and cash equivalents on the Consolidated Balance Sheet of £0.4 billion (2024: £0.3 billion).

Subsequent to the Group’s acquisition by Dauch on 3 February 2026, Dauch provided funding to the Group by way of an inter-company loan which the Group used to repay and cancel its existing RCF and term loan facilities in full.

On 4 February 2026, Dauch implemented an internal restructure to transfer all US subsidiaries of the Group out of Dowlais ownership. Following the transfer, the Group’s funding structure comprised an inter-company loan with Dauch and USPP loan notes.

Forecasts to 30 April 2027

In concluding that the going concern basis is appropriate, the Directors prepared a working capital model on a BAU stand-alone basis (i.e. assuming the Group’s structure and funding at 31 December 2025 continued to 30 April 2027 as if the acquisition by Dauch did not occur) with a ‘base case’ scenario supported by the Group’s latest internal forecasts to 30 April 2027. The forecasts include the estimated impact of end market and operational factors, including supply chain and inflationary challenges and the Group’s latest estimate of the impact of US tariffs throughout the going concern period. Climate related risks have also been considered, including estimating the expected transition from internal combustion engines to electric vehicles and considering potential risks to the Group’s infrastructure resulting from extreme weather or climate events.

The Directors also modelled the impact of a ‘worst case’ scenario to the ‘base case’ by including an aggregation of three plausible but severe downside risks.

The three downside scenarios modelled were (i) economic shock/downturn, (ii) losing a key market, product or customer and (iii) significant contract delivery issues, including a cyber attack scenario.

2. Summary of material accounting policies continued

Throughout the forecast period covered by the model, after applying the ‘worst case’ scenario, the model demonstrated that the Group had sufficient funds to continue operating and would have met the financial covenant requirements in its existing debt at each testing date. The model also demonstrated that, following a reverse stress test, the Group could absorb a further reduction in revenue and cash generation over the ‘base case’ scenario in the period to 30 April 2027, still assuming no mitigating actions, before the Group breached its leverage and interest covenants.

Following the completion of the acquisition of the Group by Dauch on 3 February 2026, an overlay was applied to the working capital model to reflect the changes to the Group’s organisational and funding structures as described in the Liquidity and funding arrangements section above. The overlay effectively replaced the Group’s existing RCF and term loan funding with a new inter-company loan from Dauch and adjusted the forecast cash flows to replace the forecast cash flows from the Group’s US subsidiaries for the period to 30 April 2027 with the proceeds received on disposal on 4 February 2026.

Based on these overlays, remaining USPP covenant compliance was forecast to continue to be met comfortably for the period to 30 April 2027 and the Group would not expect to require additional funding from Dauch to support its operations during that period. Any future funding decisions that Dauch may make post acquisition date that might impact the Group’s ability to continue to operate are currently unknown and therefore the Directors have obtained a letter from Dauch Corporation stating its intention to support the Group for at least the period of the going concern assessment.

Going concern conclusion

Based on the Director’s assessment of the Group’s ability to remain in operation on a standalone basis and taking consideration of Dauch’s letter of support, the Directors are satisfied that the going concern basis remains appropriate for the preparation of the Consolidated Financial Statements.

Consideration of climate change

In preparing the Consolidated Financial Statements, the Directors have considered the impact of climate change, particularly Task Force on Climate-related Financial Disclosures recommended risks. There has been no material impact identified on the financial reporting judgements and estimates. In particular, the Directors considered the impact of climate change in respect of the following areas:

–	preparing the going concern assessment of the Group;
–	cash flow forecasts used in the impairment assessments of non-current assets including goodwill and other intangible assets; and
–	the carrying value and useful economic lives of property, plant and equipment.

Whilst there is currently no medium-term impact expected from climate change, the Directors are aware of the ever-changing risks that may result from climate change and will regularly assess these risks against judgements and estimates made in preparation of the Group’s Consolidated Financial Statements.

Business combinations and goodwill

The acquisition of subsidiaries is accounted for using the acquisition method. The cost of acquisition is measured at the fair value of assets transferred, the liabilities incurred or assumed at the date of exchange of control and equity instruments issued by the Group in exchange for control of the acquiree. Control is achieved where the Group has the power to govern the financial and operating policies of an investee entity so as to obtain benefits from its activities. Costs directly attributable to business combinations are recognised as an expense in the Consolidated Income Statement as incurred.

The acquired identifiable assets and liabilities are measured at their fair value at the date of acquisition except those where specific guidance is provided by IFRS.

Any excess of the cost of the acquisition over the fair values of the identifiable net assets acquired is recognised as goodwill. If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts where appropriate. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities recognised, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognised at that date.

The measurement period is the period from the date of acquisition to the date the Group obtains complete information about facts and circumstances that existed as of the acquisition date and is subject to a maximum period of one year.

Goodwill on acquisition is initially measured at cost, being the excess of the sum of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree over the acquirer’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

If, after reassessment, the Group’s interest in the fair value of the acquiree’s identifiable net assets exceeds the sum of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree, the excess is recognised immediately in profit or loss as a bargain purchase gain.

As at the acquisition date, any goodwill acquired is allocated to the cash-generating units acquired. Impairment is determined by assessing the recoverable amount of the cash-generating unit, or group of cash-generating units to which goodwill relates. Where the recoverable amount of the cash-generating unit is less than the carrying amount, an impairment loss is recognised in the Income Statement and is not subsequently reversed. When there is a disposal of a cash-generating unit, goodwill relating to the operation disposed of is taken into account in determining the gain or loss on disposal of that operation. The amount of goodwill allocated to a partial disposal is measured on the basis of the relative values of the operation disposed of and the operation retained.

Equity accounted investments

A joint venture is an entity which is not a subsidiary undertaking but where the interest of the Group is that of a partner in a business over which the Group exercises joint control with its partners over the financial and operating policies. In all cases voting rights are 50% or lower.

2. Summary of material accounting policies continued

Associated undertakings are entities that are neither a subsidiary nor a joint venture, but where the Group has a significant influence.

The results, assets and liabilities of equity accounted investments are accounted for by applying the equity method of accounting. The Group’s share of equity includes goodwill arising on acquisition.

When a Group entity transacts with an equity accounted investment of the Group, profits and losses resulting from the transactions with the equity accounted investments are recognised in the Consolidated Income Statement only to the extent of interests in equity accounted investments that are not related to the Group.

Revenue

Revenues are recognised at the point of transfer of control of goods, as the Group does not currently generate any revenue that qualifies to be recognised over time.

The nature of contracts into which the Group enters means that certain of the Group’s arrangements with its customers have multiple elements that can include a combination of:

–	Sale of products; and
–	Design and build.

Contracts are reviewed to identify each performance obligation relating to distinct goods and the associated consideration. The Group allocates revenue to multiple element arrangements based on the identified performance obligations within the contracts in line with the policies below. A performance obligation, which generally relates to the manufacture and supply of products for use in our customers’ operations, is identified if the customer can benefit from the goods on their own or together with other readily available resources, and it can be separately identified within the contract. This review is performed by reference to the specific contract terms.

Sale of products

This revenue stream accounts for the majority of Group sales.

Invoices for goods are raised and revenue is recognised when control of the goods is transferred to the customer. Dependent upon contractual terms this may be at the point of despatch or acceptance by the customer. Revenue recognised is the transaction price as it is the observable selling price per product.

Cash discounts, volume rebates and other customer incentive programmes are based on certain percentages agreed with the Group’s customers, which are typically earned by the customer over an annual period. These are allocated to performance obligations and are recorded as a reduction in revenue at the point of sale based on the estimated future outcome. Due to the nature of these arrangements an estimate is made based on historical results to date, estimated future results across the contract period and the contractual provisions of the customer contract.

Certain of the Group’s Automotive and Powder Metallurgy businesses recognise an element of revenue via a surcharge or similar raw material cost recovery mechanism. The surcharge is generally based on prior period movement in raw material price indices applied to current period deliveries.

Participation fees are payments made to original equipment manufacturers relating to long-term contracts. They are recognised as contract assets to the extent that they can be recovered from future sales over the lives of the contracts, generally up to seven years.

Design and build

This revenue stream affects a discrete number of Automotive businesses. Generally, revenue is only recognised on the sale of product as detailed above, however, on occasions cash is received in advance of work performed to compensate the Group for costs incurred in design and development activities. The Group performs an assessment of its performance obligations to understand multiple elements. As there is generally only one performance obligation, any cash received in advance is deferred on the Consolidated Balance Sheet and recognised at a point in time as the deliveries are made under the contract.

Finance costs

Issue costs of loans

The finance cost recognised in the Consolidated Income Statement in respect of the issue costs of borrowings is allocated to periods over the terms of the instrument using the effective interest rate method.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised in the Consolidated Income Statement in the period in which they are incurred and accrued on a time basis, by reference to the principal outstanding and the effective interest rate applicable.

Finance income

Finance income is recognised when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Finance income is accrued on a time basis, by reference to the principal outstanding and the effective interest rate applicable.

Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any impairment in value.

The initial cost of an asset comprises its purchase price or construction cost, any costs directly attributable to bring the asset into operation, and any material borrowing costs on qualifying assets. Qualifying assets are defined as an asset or programme where the period of capitalisation is more than 12 months. Purchase price or construction cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset.

Where assets are in the course of construction at the balance sheet date, they are classified as capital work-in-progress and presented within Plant and equipment. Transfers are made to other asset categories when they are available for use, at which point depreciation commences.

Right-of-use assets arise under IFRS 16 Leases and are depreciated over the shorter of the estimated life or the lease term.

2. Summary of material accounting policies continued

Property, plant and equipment continued

Depreciation is calculated on a straight-line basis over the estimated useful life of the asset as follows:

Freehold buildings and long leasehold property	over expected economic life not exceeding 50 years
Short leasehold property and equipment	over the term of the lease
Plant and equipment	3 – 15 years

The estimated useful lives of property, plant and equipment are reviewed on an annual basis and, if necessary, changes in useful lives are accounted for prospectively. No depreciation is charged on freehold land.

The carrying values of property, plant and equipment are reviewed annually for indicators of impairment, or if events or changes in circumstances indicate that the carrying value may not be recoverable. If such indication exists an impairment test is performed and, where the carrying values exceed the estimated recoverable amount, the assets are written down to their recoverable amount. The recoverable amount of property, plant and equipment is the greater of net selling price and value in use. In assessing value in use, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds or costs and the carrying amount of the item) is included in the Consolidated Income Statement in the period that the item is derecognised.

Intangible assets

Intangible assets, with a finite useful life, are stated at cost less accumulated amortisation and accumulated impairment losses.

On acquisition of businesses, separately identifiable intangible assets are initially recorded at their fair value at the acquisition date.

Access to the use of brands and intellectual property are valued using a “relief from royalty” method which determines the net present value of future additional cash flows arising from the use of the intangible asset.

Customer relationships and contracts are valued on the basis of the net present value of the future additional cash flows arising from customer relationships with appropriate allowance for attrition of customers.

Technology assets are valued using a replacement cost approach, or a “relief from royalty” method.

Amortisation of intangible assets is recorded in the Consolidated Income Statement and is calculated on a straight-line basis over the estimated useful lives of the asset as follows:

Customer relationships and contracts	20 years or less
Brands and intellectual property	20 years or less
Technology	9 years or less
Computer software	5 years or less
Development costs	6 years or less

Where computer software is not integral to an item of property, plant or equipment, its costs are capitalised and categorised as intangible assets. Computer software is initially recorded at cost. Where these assets have been acquired through a business combination, this will be the fair value allocated in the acquisition accounting. Where these have been acquired other than through a business combination, the initial cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset.

Intangible assets (other than computer software and development costs) are tested for impairment annually or more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment losses are measured on a similar basis to property, plant and equipment. Useful lives are also examined on an annual basis and adjustments, where applicable, are made on a prospective basis.

Assets and liabilities held for sale

Non-current assets and disposal groups are classified as held for sale when their carrying amount will be recovered through a sale transaction rather than continuing use. This is regarded as being the case only when the asset (or disposal group) is available for immediate sale in its present condition, and its sale must be highly probable. A sale is considered to be highly probable if the appropriate level of management are committed to a plan to sell the asset (or disposal group), and an active programme to locate a buyer and complete the plan must have been initiated including marketing the asset (or disposal group) for sale at a price that is reasonable in relation to its current fair value. In addition, the sale should be expected to qualify for recognition as a completed sale within one year from the date of classification, and actions required to complete the plan should indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Non-current assets and disposal groups classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. Depreciation and amortisation of related assets will cease once the asset, or business has met the criteria to be classified as held for sale.

Research and development costs

Research costs are expensed as incurred.

Costs relating to clearly defined and identifiable development projects are capitalised when there is a technical degree of exploitation, adequacy of resources and a potential market or development possibility in the undertaking that are recognisable; and where it is the intention to produce, market or execute the project. A correlation must also exist between the costs incurred and future benefits and those costs must be able to be measured reliably. Capitalised costs are expensed on a straight-line basis over their useful lives of 6 years or less. Costs not meeting such criteria are expensed as incurred.

Research and development activities generally relate to enhancing the engineering, design or manufacturing processes of our products, particularly in relation to electric vehicles and propulsion source agnostic components.

In 2025, research and development costs of £101 million (2024: £126 million) were recorded in selling, general and administrative expenses.

Inventories

Inventories are valued at the lower of cost and net realisable value and are measured using a first in, first out or weighted average cost basis. Cost includes all direct expenditure and appropriate production overhead expenditure incurred in bringing goods to their current state based on normal operating conditions. Net realisable value is based on estimated selling price less costs expected to be incurred to completion and disposal. Provisions are made for obsolescence or other expected losses where considered necessary.

2. Summary of material accounting policies continued

Cash and cash equivalents

Cash and cash equivalents may comprise cash in hand, balances with banks and similar institutions, and short-term deposits which are readily convertible to cash and are subject to insignificant risks of changes in value.

For the purpose of the Consolidated Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Leases

Where a lease arrangement is identified, a liability to the lessor is included in the Consolidated Balance Sheet as a lease obligation calculated at the present value of minimum lease payments. A corresponding right-of-use asset is recorded in property, plant and equipment. The discount rate used to calculate the lease liability is the Group’s incremental borrowing rate, unless the rate implicit in the lease is reasonably determinable. The incremental borrowing rate is used for the majority of leases. Incremental borrowing rates are based on the term, currency, country and start date of the lease and reflect the rate the Group would pay for a loan with similar terms and security.

Following initial recognition, the lease liability is measured at amortised cost using the effective interest rate method. Where there is a change in future lease payments due to a rent review, change in index or rate, or a change in the Group’s assessment of whether it is reasonably certain to exercise a purchase, extension or break option, the lease obligation is remeasured. A corresponding adjustment is made to the associated right-of-use asset. Right-of-use assets are depreciated over the shorter of the estimated useful life of the asset and the lease term.

Lease payments are apportioned between finance costs and a reduction in the lease obligation so as to reflect the interest on the remaining balance of the obligation. Finance charges are recorded in the Consolidated Income Statement within finance costs.

Leases with a term of 12 months or less and leases for low value are not recorded on the Consolidated Balance Sheet. Lease payments for these leases are recognised as an expense in the Consolidated Income Statement on a straight-line basis over the lease term. Expenses relating to variable lease payments which are not included in the lease liability, due to being based on a variable other than an index or rate, are recognised as an expense in the Consolidated Income Statement when incurred.

Financial instruments – assets

Classification and measurement

All financial assets are classified as either those which are measured at fair value, through profit or loss or other comprehensive income, and those measured at amortised cost.

Financial assets are initially recognised at fair value. For those which are not subsequently measured at fair value through profit or loss, this includes directly attributable transaction costs. Trade and other receivables, contract assets and amounts due from equity accounted investments are subsequently measured at amortised cost.

Recognition and derecognition of financial assets

Financial assets are recognised in the Consolidated Balance Sheet when the Group becomes a party to the contractual provisions of the instrument. Financial assets are derecognised when, and only when, a) the contractual rights to the cash flows from the financial asset expire or are settled, b) the Group transfers to another party substantially all of the risks and rewards of ownership of the financial asset, or c) the Group, despite having retained some, but not all, significant risks and rewards of ownership, has transferred control of the asset to another party.

Impairment of financial assets

For trade receivables and contract assets, the simplified approach permitted under IFRS 9 Financial Instruments is applied. The simplified approach requires that at the point of initial recognition the expected credit loss across the life of the receivable must be recognised. As these balances do not contain a significant financing element, the simplified approach relating to expected lifetime losses is applicable under IFRS 9.

Derivatives over own equity

The Group held a derivative asset over its own equity as a result of a contract for its own shares to be returned to it at nil cost under certain circumstances dependent on the Company’s share price at a future date. As a transaction with a shareholder, the asset was initially recognised directly in equity at the fair value of the shares expected to be returned. Following initial recognition, the derivative asset was held on the Consolidated Balance Sheet at fair value, with gains and losses arising on the remeasurement of the asset recognised immediately in the Consolidated Income Statement. The asset was settled by the return of the Company’s shares and derecognised directly in equity aligned with the initial recognition.

Trade and other receivables

Trade and other receivables that are held within a business model whose objective is to hold the receivables in order to collect contractual cash flows, and where the contractual terms of the receivables give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding, are measured and carried at amortised cost using the effective interest method, less any impairment. For trade receivables, the carrying amount is reduced by a loss allowance for expected credit losses. Subsequent recoveries of amounts previously written off are credited against the allowance account and changes in the carrying amount of the allowance account are recognised in the Consolidated Income Statement.

Trade receivables that are assessed not to be impaired individually are also assessed for impairment on a collective basis. In measuring the expected credit losses, the Group considers all reasonable and supportable information such as the Group’s past experience at collecting receipts, any increase in the number of delayed receipts in the portfolio past the average credit period, and forward looking information such as forecasts of future economic decisions.

Other receivables are also considered for impairment. The Group recognises the expected lifetime credit loss when there has been a significant increase in credit risk (such as changes to credit ratings or when the contractual payments are overdue by more than 30 days) since initial recognition. However, if the credit risk has not increased significantly since initial recognition, the Group measures the loss allowance at an amount equal to the 12-month expected credit loss. The carrying amount is reduced by any loss arising which is recorded in the Consolidated Income Statement.

2. Summary of material accounting policies continued

Financial instruments – liabilities

Recognition and derecognition of financial liabilities

Financial liabilities are recognised in the Consolidated Balance Sheet when the Group becomes a party to the contractual provisions of the instruments and are initially measured at fair value, net of transaction costs. The Group derecognises financial liabilities when the Group’s obligations are discharged, significantly modified, cancelled or they expire.

Classification and measurement

Non-derivative financial liabilities are subsequently measured at amortised cost using the effective interest method, with interest expense recognised on an effective interest rate basis. The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant periods. The effective interest rate is the rate that discounts estimated future cash payments throughout the expected life of the financial liability, or, where appropriate, a shorter period to the gross carrying amount of the financial liability.

Interest bearing loans and borrowings

All loans and borrowings are initially recognised at fair value of the consideration received net of associated issue costs. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate method.

Derivative financial instruments

The Group uses derivative financial instruments to manage its exposure to interest rate, foreign exchange rate and commodity risks, arising from operating and financing activities. The Group does not hold or issue derivative financial instruments for speculative trading purposes. Derivative financial instruments are recognised and stated at fair value in the Consolidated Balance Sheet. Their fair value is recalculated at each reporting date. The accounting treatment for the resulting gain or loss will depend on whether the derivative meets the criteria to qualify for hedge accounting and are designated as such.

Where derivatives do not meet the criteria to qualify for hedge accounting, any gains or losses on the revaluation to fair value at the period end are recognised immediately in the Consolidated Income Statement. Where derivatives do meet the criteria to qualify for hedge accounting, recognition of any resulting gain or loss on revaluation depends on the nature of the hedge relationship and the item being hedged.

Derivative financial instruments with maturity dates of less than one year from the period end date are classified as current in the Consolidated Balance Sheet. Features embedded in non-derivative host contracts are recognised separately as derivative financial instruments at their fair value in the Consolidated Balance Sheet when the nature, characteristics and risks of the embedded features are not closely related to the host contract. Gains and losses arising on the remeasurement of these embedded derivatives at each balance sheet date are recognised in the Consolidated Income Statement.

Hedge accounting

In order to qualify for hedge accounting, the Group is required to document from inception the relationship between the item being hedged and the hedging instrument, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents that the hedge will be highly effective, which is when the hedging relationships meet all of the following hedge effectiveness requirements:

–	there is an economic relationship between the hedged item and the hedging instrument;
–	the effect of credit risk does not dominate the value changes that result from that economic relationship; and
–	the hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item.

The Group discontinues hedge accounting only when the hedging relationship (or a part thereof) ceases to meet the qualifying criteria (after rebalancing, if applicable). This includes instances when the hedging instrument expires or is sold, terminated or exercised. The discontinuation is accounted for prospectively. The Group designates certain hedging instruments as either cash flow hedges or hedges of net investments in foreign operations. No hedge accounting was in place within the Group prior to the demerger from the Melrose Industries PLC group.

Cash flow hedges

Derivative financial instruments are classified as cash flow hedges when they hedge the Group’s exposure to the variability in cash flows that are either attributable to a particular risk associated with a recognised asset or liability, or a highly probable forecasted cash flow.

The Group designates the interest rate swap contracts as the hedging instrument for variable interest rate exposure on debt. The effective portion of any gain or loss from revaluing the derivative financial instrument is recognised in the Statement of Comprehensive Income and accumulated in equity. The gain or loss relating to the ineffective portion is recognised immediately in the Consolidated Income Statement.

Amounts previously recognised in the Statement of Comprehensive Income and accumulated in equity are recycled to the Consolidated Income Statement in the periods when the hedged item is recognised in the Consolidated Income Statement or when the forecast transaction is no longer expected to occur.

Hedges of net investments in foreign operations

Debt financial instruments are classified as net investment hedges when they hedge the Group’s net investment in foreign operations. The effective element of any foreign exchange gain or loss from revaluing the debt at a reporting period end is recognised in the Statement of Comprehensive Income. Any ineffective element is recognised immediately in the Consolidated Income Statement.

Gains and losses accumulated in equity are recognised immediately in the Consolidated Income Statement when the foreign operation is disposed.

2. Summary of material accounting policies continued

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a rate that reflects the current market assessment of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Pensions and other retirement benefits

The Group operates defined benefit pension plans and defined contribution plans, some of which require contributions to be made to administered funds separate from the Group.

For the defined benefit pension and retirement benefit plans, plan assets are measured at fair value and plan liabilities are measured on an actuarial basis and discounted at an interest rate equivalent to the current rate of return on a high-quality corporate bond of equivalent currency and term to the plan liabilities. Any assets resulting from this calculation are limited to past service cost plus the present value of available refunds and reductions in future contributions to the plan. The present value of the defined benefit obligation, and the related current service cost and past service cost, are measured using the projected unit credit method.

The service cost of providing pension and other retirement benefits to employees for the period is charged to the Consolidated Income Statement.

Net interest expense on net defined benefit obligations is determined by applying discount rates used to measure defined benefit obligations at the beginning of the year to net defined benefit obligations at the beginning of the year. The net interest expense is recognised within finance costs.

Remeasurement gains and losses comprise actuarial gains and losses, the effect of the asset ceiling (if applicable) and the return on plan assets (excluding interest). Remeasurement gains and losses, and taxation thereon, are recognised in full in the Statement of Comprehensive Income in the period in which they occur and are not subsequently recycled.

Actuarial gains and losses may result from differences between the actuarial assumptions underlying the plan obligations and actual experience during the period or changes in the actuarial assumptions used in the valuation of the plan obligations.

For defined contribution plans, contributions payable are charged to the Consolidated Income Statement when employees have rendered services entitling them to the contributions.

Foreign currencies

The individual financial statements of each Group company are presented in the currency of the primary economic environment in which it operates (its functional currency). For the purpose of the Group’s Consolidated Financial Statements, the results and financial position of each Group company are expressed in pounds Sterling, which is also the presentation currency.

In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the balance sheet date. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are included in the Consolidated Income Statement for the period. Exchange differences arising on the retranslation of non-monetary items carried at fair value are included in the Consolidated Income Statement for the period except for differences arising on the retranslation of non-monetary items in respect of which gains and losses are recognised directly in equity. For such non-monetary items, any exchange component of that gain or loss is also recognised directly in equity.

For the purpose of presenting the Group’s Consolidated Financial Statements, the assets and liabilities of the Group’s foreign operations are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognised in the Statement of Comprehensive Income and accumulated in equity (attributed to non-controlling interests as appropriate). Such translation differences are recognised as income or as expenses in the period in which the related operation is disposed of. Any exchange differences that have previously been attributed to non-controlling interests are derecognised but they are not reclassified to the Consolidated Income Statement.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the rate prevailing at the balance sheet date.

Hyperinflation

During 2022, Turkey’s economy became hyperinflationary. IAS 29 Financial Reporting in Hyperinflationary Economies requires affected entities to present their financial statements reflecting the general purchasing power of the relevant functional currency in terms of the measuring unit current at the end of the reporting period. The Group applies the Turkey Domestic Producer Price Index (D-PPI), which was 4,783 (31 December 2024: 3,747) as at the end of the year, to the results of the Group’s operations in Turkey whose functional currency is the Turkish Lira.

2. Summary of material accounting policies continued

Taxation

The tax expense is based on the taxable profits for the period and represents the sum of the tax paid or currently payable and deferred tax.

Taxable profit differs from net profit as reported in the Consolidated Income Statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.

A tax provision is recognised for those matters for which the tax determination is uncertain but it is considered probable that there will be a future outflow of funds to a tax authority. The provisions are measured at the best estimate of the amount expected to become payable. The assessment is based on the judgement of tax professionals within the Group supported by previous experience in respect of such activities and in certain cases based on specialist independent advice.

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences except:

–	where the deferred tax liability arises on the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
–	where the timing of the reversal of the temporary differences associated with investments in subsidiaries and interests in equity accounted investments can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, carry-forward of unused tax assets and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and carry-forward of unused tax assets and unused tax losses can be utilised except:

–	where the deferred tax asset arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
–	in respect of deductible temporary differences associated with investments in subsidiaries and interests in equity accounted investments, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the relevant balance sheet date.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Tax relating to items recognised directly in other comprehensive income is recognised in the Statement of Comprehensive Income and not in the Consolidated Income Statement.

Revenues, expenses and assets are recognised net of the amount of sales tax except:

–	where the sales tax incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and
–	where receivables and payables are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Consolidated Balance Sheet.

Share-based payments

The Group has applied the requirements of IFRS 2 Share-based payment. The Group issues equity-settled share-based payments to certain employees. Equity-settled share-based payments are measured at fair value of the equity instrument excluding the effect of non-market based vesting conditions at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest and adjusted for the effect of non-market based vesting conditions. Fair value is measured by use of a Monte Carlo pricing model.

3. Critical accounting judgements and key sources of estimation uncertainty

In the application of the Group’s accounting policies, which are described in Note 2, the Directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experiences and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of revision and future periods if the revision affects both current and future periods.

Critical accounting judgements

No critical accounting judgements have been identified.

Key sources of estimation uncertainty

Assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Assumptions used to determine the recoverable amount of goodwill and other assets

Determining whether the goodwill of groups of cash-generating units (“CGUs”) is impaired requires an estimation of its recoverable amount which is compared against the carrying value. The recoverable amount is deemed to be the higher of the value in use and fair value less costs to sell. For the year ended 31 December 2025, impairment testing has been performed for each group of CGUs using the value in use method based on estimated discounted cash flows.

The impairment tests concluded that there was headroom of £240 million for the Automotive group of CGUs, and headroom of £61 million for the Powder Metallurgy group of CGUs.

The models used to calculate value in use for each group of CGUs are particularly sensitive to key assumptions around discount rates, long-term growth rates and underlying assumptions underpinning forecasts including the impact of macroeconomic conditions such as interest rates and inflation on future sales and input prices which drive forecast operating margins and ultimately cash flows.

Details of the key assumptions supporting the impairment tests, together with sensitivity analysis in respect of those key assumptions, are set out in Note 11. Whilst actual movements might be different to sensitivities shown, these are considered to reflect a reasonably possible change that could occur.

Assumptions used to determine the carrying amount of the Group’s defined benefit obligations

The Group’s pension plans are significant in size. The defined benefit obligations in respect of the plans are discounted at rates set by reference to market yields on high quality corporate bonds. Estimation is required when setting the criteria for bonds to be included in the population from which the yield curve is derived. The most significant criteria considered for the selection of bonds to include are the issue size of the corporate bonds, quality of the bonds and the identification of outliers which are excluded. In addition, assumptions are made in determining mortality and inflation rates to be used when valuing the plan’s defined benefit obligations. At 31 December 2025, the retirement benefit obligation was a net deficit of £348 million (2024: £384 million).

Further details of the assumptions applied and a sensitivity analysis on the principal assumptions used to determine the defined benefit liabilities of the Group’s obligations are shown in Note 23. Whilst actual movements might be different to sensitivities shown, these are considered to reflect a reasonably possible change that could occur.

4. Revenue

An analysis of the Group’s revenue, presented by destination (i.e. by the location of the external customer), is as follows:

Year ended 31 December 2025	Automotive £m	Powder Metallurgy £m	Total £m
UK	145	13	158
Rest of Europe	1,051	331	1,382
North America	1,558	408	1,966
South America	192	15	207
Asia	527	166	693
Africa	2	2	4
Revenue	3,475	935	4,410

Year ended 31 December 2024	Automotive £m	Powder Metallurgy £m	Total £m
UK	196	13	209
Rest of Europe	993	339	1,332
North America	1,495	406	1,901
South America	176	16	192
Asia	516	170	686
Africa	15	2	17
Revenue	3,391	946	4,337

The Group derives its revenue from the transfer of goods at a point in time.

For the year ended 31 December 2025, the Group has identified two major customers (defined as customers that individually contributed at least 10% of the Group’s revenue) primarily reported within the Automotive segment that each accounted for approximately 11% of the Group’s total revenue recognised in the year (2024: two customers that accounted for approximately 11% and 10% of the Group’s total revenue for 2024).

Revenue can also be disaggregated by product line as follows:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Automotive
Driveline	2,219	2,268
ePowertrain	1,180	1,049
Other	76	74
	3,475	3,391

Powder Metallurgy
Sinter	701	707
Powder	159	172
Acceleration Platforms	75	67
	935	946

5. Segment information

Segment information is presented in accordance with IFRS 8 Operating Segments which requires operating segments to be identified on the basis of internal reports about components of the Group that are regularly reported to the Group’s Chief Operating Decision Maker (“CODM”), which has been deemed to be the Group’s Board of Directors, in order to allocate resources to the segments and assess their performance.

The operating segments are as follows:

Automotive – a global technology and systems engineer which designs, develops, manufactures and integrates an extensive range of driveline technologies, including electric vehicle components.

Powder Metallurgy – a global leader in precision powder metal parts for the automotive and industrial sectors, as well as the production of powder metal.

Hydrogen – offering reliable and secure hydrogen storage solutions, the business was sold on 29 July 2024.

5. Segment information continued

In addition, central corporate cost centres are also reported to the Board. The central corporate cost centres contain the Group head office costs and charges related to the divisional management long-term incentive plans and associated assets and liabilities, and include the Group’s external cash and debt facilities.

No operating segments have been aggregated to form the reportable segments.

Reportable segment results include items directly attributable to a segment as well as those which can be allocated on a reasonable basis. Inter-segment pricing is determined on an arm’s length basis, in a manner similar to transactions with third parties.

The Group’s geographical segments are determined by the location of the Group’s non-current assets and, for revenue, the location of external customers. Inter-segment sales are not material and have not been disclosed.

The following tables present the segment revenues and operating profits as regularly reported to the CODM, as well as certain asset and liability information regarding the Group’s operating segments and central cost centres.

a) Segment revenues

The Group has assessed that the disaggregation of revenue recognised from contracts with customers by operating segment is appropriate as this is the information regularly reviewed by the CODM in evaluating financial performance.

Year ended 31 December 2025	Notes	Automotive £m	Powder Metallurgy £m	Total £m
Adjusted revenue		4,027	973	5,000
Equity accounted investments	13			(590)
Revenue	4			4,410

Year ended 31 December 2024	Notes	Automotive £m	Powder Metallurgy £m	Total £m
Adjusted revenue		3,954	983	4,937
Equity accounted investments	13			(600)
Revenue	4			4,337

b) Segment operating profit

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Adjusted operating profit/(loss):
Automotive	335	268
Powder Metallurgy	81	89
Hydrogen	–	(9)
Total	416	348
Corporate costs(1)	(42)	(24)
Unallocated items:
Restructuring costs(2)	(95)	(145)
Amortisation of intangible assets acquired in business combinations	(184)	(191)
Movement in derivatives and associated financial assets and liabilities	62	(71)
Dauch acquisition costs(3)	(62)	–
Business disposal related losses	(38)	(18)
Litigation release/(costs)	3	(3)
Demerger costs	–	(1)
Net release and changes in discount rates of certain fair value items	–	27
Adjusted operating profit of equity accounted investments(4)	(89)	(89)
Operating loss	(29)	(167)

Share of results of equity accounted investments, net of tax	65	61
Finance costs	(115)	(131)
Finance income	15	22
Loss before tax	(64)	(215)

1.  Corporate costs include a charge of £11 million (2024: £nil) in respect of divisional management long-term incentive plans.

2.  Costs associated with restructuring projects included:

a.     A charge of £61 million (2024: £125 million) within the Automotive division, primarily relating to significant footprint consolidation actions as the business continues to address its cost base and deliver transformational programmes. Costs incurred include direct costs relating to the closure of Automotive plants in Köping, Sweden and Roxboro, North Carolina together with direct costs of expansion of the Group’s production capacity in Mexico, and continued transfer of manufacturing from Mosel, Germany to Miskolc, Hungary.

b.     A charge of £32 million (2024: £17 million) within the Powder Metallurgy segment relating to the optimisation of headcount and the decision to exit the magnets product line and £2 million (2024: £3 million) of corporate costs.

3.  Professional fees and employee benefits totalling £62 million have been recorded in the period (2024: £nil) in relation to the acquisition of the Group by Dauch Corporation (Dauch).

4.  Segmental adjusted operating profit includes the Group’s share of operating profit of equity accounted investments, excluding any amortisation of intangible assets acquired in business combinations, which is not included in the Group’s operating profit/(loss).

5. Segment information continued

c) Segment total assets and liabilities

	Total assets		Total liabilities
	31 December 2025 £m	31 December 2024 £m	31 December 2025 £m	31 December 2024 £m
Automotive	3,916	4,123	1,541	1,655
Powder Metallurgy	1,081	1,185	343	373
Total segmental assets/liabilities	4,997	5,308	1,884	2,028
Corporate	435	399	1,397	1,374
Total Group assets/liabilities	5,432	5,707	3,281	3,402

d) Segment additions to non-current assets and depreciation

	Additions to non-current assets(1)		Depreciation of owned assets		Depreciation of leased assets
	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Automotive	129	194	190	187	13	14
Powder Metallurgy	33	43	45	46	14	11
Total	162	237	235	233	27	25

1.	Additions to non-current assets excludes lease additions.

e) Geographical information

The Group operates in various geographical areas around the world. The parent company’s country of domicile is the UK and the Group’s revenues and non-current assets in the rest of Europe and North America are also considered to be material.

The Group’s revenue from external customers and information about specific segment assets (non-current assets excluding deferred tax assets, non-current derivative financial assets, other financial assets, retirement benefit surplus and non-current other receivables) by geographical location are detailed in the following table:

	Revenue(1) from external customers		Segment assets
	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m	31 December 2025 £m	31 December 2024 £m
UK	158	209	463	520
Rest of Europe	1,382	1,332	1,433	1,521
North America	1,966	1,901	1,124	1,285
Other	904	895	783	864
Total	4,410	4,337	3,803	4,190

1.  Revenue is presented by destination.

Total revenue includes revenue from customers located in the United States of £1,399 million (2024: 1,322 million), in Mexico of £518 million (2024: £514 million) and Germany of £450 million (2024: £474 million) which are considered individually material.

6. Staff costs

An analysis of staff costs and employee numbers is as follows:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Staff costs during the year (including Executive Directors)
Wages and salaries	873	878
Social security costs	182	190
Pension costs (Note 23)
– defined benefit plans	6	6
– defined contribution plans	13	14
Share-based compensation expense (Note 22)	3	1
Total staff costs	1,077	1,089

7. Finance costs and finance income

An analysis of finance costs and income is as follows:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Finance costs and income
Interest on bank loans and overdrafts	(90)	(89)
Amortisation of costs of raising finance	(4)	(5)
Net interest cost on pensions	(14)	(15)
Lease interest	(6)	(6)
Unwind of discount on provisions	(1)	(1)
Fair value changes on other financial assets	–	(10)
Other finance costs	–	(5)
Finance costs	(115)	(131)
Other finance income	15	22
Finance income	15	22

8. Tax

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Analysis of tax charge/(credit) in the year:
Current tax
Current year tax charge	58	19
Adjustments in respect of prior years	(5)	–
Total current tax charge	53	19
Deferred tax
Origination and reversal of temporary differences	(70)	(62)
Adjustments in respect of prior years	26	22
Tax on the change in value of derivative financial instruments	18	(14)
Recognition of previously unrecognised deferred tax assets	(3)	(6)
Non-recognition of deferred tax	(1)	(6)
Total deferred tax credit	(30)	(66)
Tax	23	(47)

The tax charge/(credit) for the year can be reconciled to the loss before tax per the Consolidated Income Statement as follows:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Loss before tax:	(64)	(215)
Tax credit on loss before tax at the weighted average rate of 20% (2024: 19%)	(13)	(41)
Tax effect of:
Withholding taxes, disallowable expenses and other permanent differences (1)	32	(10)
Temporary differences not recognised in deferred tax	(1)	(6)
Recognition of previously unrecognised deferred tax assets	(3)	(6)
Tax credits and other rate differences	(13)	(6)
Adjustments in respect of prior years	21	22
Total tax charge/(credit) for the year	23	(47)

1.  Withholding taxes, disallowable expenses and other permanent differences for the year ended 31 December 2024 include a £45 million provision release following the settlement of a German tax audit relating to the years 2010 to 2021.

The reconciliation has been performed at a blended Group tax rate of 20% (2024: 19%) which represents the weighted average of the tax rates applying to profits and losses in the jurisdictions in which those results arose in the year.

Tax charges/(credits) included in other comprehensive income are as follows:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Deferred tax on retirement benefit obligations	13	9
Deferred tax on foreign exchange gains and losses	–	(6)
Total charge for the year	13	3

9. Dividends

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Interim dividend	–	19
Final dividend	38	39
	38	58

No interim or final dividend have been proposed by the Board for the year ended 31 December 2025 in accordance with the terms of the acquisition by Dauch.

For the year ended 31 December 2024, a final dividend of 2.8 pence per ordinary share was proposed by the Board and paid on 29 May 2025 totalling £38 million. An interim dividend of 1.4 pence per ordinary share was declared by the Board on 13 August 2024 and paid on 4 October 2024, totalling £19 million.

10. Earnings per share

Earnings attributable to owners of the parent	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Net loss attributable to shareholders	(82)	(173)
Adjustments for earnings attributable to shares subject to recall	1	4
Earnings for basis of earnings per share	(81)	(169)

	Year ended 31 December 2025 Number	Year ended 31 December 2024 Number
Weighted average number of ordinary shares (million)	1,323	1,373
Adjustment for shares subject to recall (million)	(12)	(28)
Weighted average number of ordinary shares for the purposes of basic earnings per share (million)	1,311	1,345
Weighted average number of ordinary shares for the purposes of diluted earnings per share (million)	1,311	1,345

Earnings per share	Year ended 31 December 2025 pence	Year ended 31 December 2024 pence
Basic earnings per share	(6.2)	(12.6)
Diluted earnings per share	(6.2)	(12.6)

11. Goodwill and other intangible assets

	Goodwill £m	Customer relationships and contracts £m	Brands and intellectual property £m	Technology £m	Computer software £m	Development costs £m	Total £m
Cost
At 1 January 2024	1,556	1,719	183	402	106	109	4,075
Additions	–	–	–	–	–	3	3
Disposals	–	–	–	–	(19)	(2)	(21)
Impact of hyperinflationary economies	1	3	–	–	–	–	4
Exchange adjustments	(27)	(36)	–	(1)	(2)	–	(66)
At 31 December 2024	1,530	1,686	183	401	85	110	3,995
Additions	–	–	–	–	3	3	6
Disposals	–	–	–	–	(3)	–	(3)
Disposal of business	(15)	(10)	–	(8)	(2)	–	(35)
Impact of hyperinflationary economies	–	2	–	–	–	–	2
Exchange adjustments	(11)	(21)	–	(1)	–	(3)	(36)
At 31 December 2025	1,504	1,657	183	392	83	110	3,929
Amortisation and impairment
At 1 January 2024	(449)	(782)	(53)	(272)	(82)	(72)	(1,710)
Charge for the year	–	(136)	(8)	(47)	(6)	(8)	(205)
Disposals	–	–	–	–	19	2	21
Exchange adjustments	12	14	–	1	1	–	28
At 31 December 2024	(437)	(904)	(61)	(318)	(68)	(78)	(1,866)
Charge for the year	–	(133)	(9)	(42)	(8)	(9)	(201)
Disposals	–	–	–	–	3	–	3
Disposal of business	–	10	–	8	2	–	20
Exchange adjustments	3	14	–	1	–	2	20
At 31 December 2025	(434)	(1,013)	(70)	(351)	(71)	(85)	(2,024)
Net book value
At 31 December 2025	1,070	644	113	41	12	25	1,905
At 31 December 2024	1,093	782	122	83	17	32	2,129

Amortisation expense of £9 million (2024: £7 million) and £192 million (2024: £198 million) is included within costs of sales and selling, general and administrative expenses, respectively.

The goodwill generated as a result of acquisitions represents the premium paid in excess of the fair value of all net assets, including intangible assets identified at the point of acquisition. On demerger of the Group from Melrose, goodwill relating to historical acquisitions was transferred at book value based on the goodwill that arose on the original acquisition. No additional goodwill was created as a result of the demerger.

Goodwill acquired in business combinations, net of impairment, has been allocated to the businesses, each of which comprises several CGUs. Goodwill is allocated to CGUs, or groups of CGUs, that are expected to benefit from the synergies of the acquisition. Goodwill is allocated to the Automotive and Powder Metallurgy groups of CGUs, which each represent reportable segments, as this is the lowest level within the Group at which the goodwill is monitored for internal management purposes.

Goodwill	31 December 2025 £m	31 December 2024 £m
Automotive	1,007	1,014
Powder Metallurgy	63	79
Total	1,070	1,093

Impairment testing

The Group tests goodwill annually or more frequently if there are indications that goodwill might be impaired. The date of the annual impairment test is 31 October, aligned with internal forecasting and review processes. In accordance with IAS 36 Impairment of Assets, the Group values goodwill at the recoverable amount, being the higher of the value in use or fair value less costs to sell. For the current year, impairment tests for both groups of CGUs were performed by applying a value in use approach (2024: value in use).

Based on impairment testing completed for the year ended 31 December 2025 no impairment was identified in respect of either the Automotive or the Powder Metallurgy group of CGUs (2024: no impairment identified in either group of CGUs).

Significant assumptions and estimates

The basis of the impairment tests and the key assumptions are set out in the tables below:

	2025			2024
Groups of CGUs	Pre-tax discount rates	Long-term growth rates	Years in forecast	Pre-tax discount rates	Long-term growth rates	Years in forecast
Automotive	13.0%	3.3%	5	12.5%	3.5%	5
Powder Metallurgy	12.8%	3.5%	5	12.6%	3.5%	5

11. Goodwill and other intangible assets continued

Risk adjusted discount rates

Cash flows within the groups of CGUs are discounted using a post-tax discount rate specific to each group of CGUs. Discount rates reflect the current market assessments of the time value of money and the territories in which the group of CGUs operates. In determining the cost of equity, the Capital Asset Pricing Model (“CAPM”) has been used. Under CAPM, the cost of equity is determined by adding a risk premium, based on an industry adjustment (“Beta”), to the expected return of the equity market above the risk-free return. The relative risk adjustment reflects the risk inherent in each group of CGUs relative to all other sectors and geographies on average.

The cost of debt is determined using a risk-free rate based on the cost of government bonds and an interest rate premium equivalent to a corporate bond with a credit rating similar to the rating of the Group.

The pre-tax discount rate for each group of CGUs is derived such that when applied to pre-tax cash flows it results in the same discounted value as when the observable post-tax weighted average cost of capital is applied to post-tax cash flows.

Assumptions applied in financial forecasts

The Group prepares five-year cash flow forecasts derived from financial budgets and medium-term forecasts. Each forecast has been prepared using a cash flow period deemed most appropriate by management, considering the nature of each group of CGUs. The key assumptions used in forecasting cash flows relate to future budgeted revenue and operating margins likely to be achieved and the expected rates of long-term growth by market sector. Underlying factors in determining the values assigned to each key assumption are shown below.

Revenue growth and operating margins

Revenue growth assumptions in the forecast period are based on financial budgets and medium-term forecasts by management, taking into account industry growth rates and management’s historical experience in the context of wider industry and economic conditions. Projected sales are built up with reference to markets and product categories. They incorporate past performance, historical growth rates, projections of developments in key markets, secured orders and orders forecast to be achieved in the short to medium-term given trends in the relevant market sector. Revenue assumptions take account of relevant external market data, where available, and also consider the potential continued impact of recent macroeconomic and political instability.

Operating margins have been forecast based on historical levels achieved considering the likely impact of changing economic environments and competitive landscapes on volumes and revenues and the impact of management actions on costs. Projected margins reflect the impact of all committed and initiated projects to improve operational efficiency and leverage scale.

Forecasts for other operating costs are based on inflation forecasts and supply and demand factors, which take account of climate change implications for affected markets. Overall, climate risk exposure is considered to be relatively low across the divisions in the short and medium-term but starts to increase in the longer-term, for example through increasing likelihood of flooding risk or increasing wildfire risk. Impairment testing includes short to medium-term planning (five years) for each of the groups of CGUs, which addresses known risks from climate change and other environmental factors impacting forecast costs as well as the opportunities in associated markets as they prepare for change, for example, transition to electrification in Automotive which is expected to impact revenues.

Across the Group, the key driver for growth in operating margin is the Group’s ability to optimise performance. This includes manufacturing optimisation and automation, making supply chain savings, commercial activities to align sales prices with inflationary pressures, and restructuring activities to ensure the Group is operating an efficient cost base.

For Automotive, sector growth is driven by global demand for a large range of cars, ranging from smaller low-cost cars to larger premium vehicles. Demand is influenced by technological advancements, particularly in electric and full hybrid vehicles, market expectations for global vehicle production requirements, fuel prices, raw material input costs and expectations of their recovery, consumer spending, credit availability, and other macroeconomic factors.

For Powder Metallurgy, growth is dependent on trends in the automotive and industrial markets. Market expectations for global light vehicle production requirements, raw material input costs and technological advancements, particularly in additive manufacturing, influence demand for these products along with other macroeconomic factors.

Long-term growth rates

Long-term growth rates are based on long-term forecasts for growth in the sectors and geographies in which the group of CGUs operates. These rates are determined using forecasts that reflect the international presence and the markets in which each business operates. The rates are applied to calculate a terminal value for cash flows after the five-year period covered by management forecasts.

Sensitivity analysis

The models used to calculate value in use for each group of CGUs are particularly sensitive to key assumptions around discount rates, long-term growth rates and underlying assumptions underpinning forecasts including the impact of macroeconomic conditions such as interest rates and inflation on future sales and input prices which drive forecast operating margins and ultimately cash flows.

11. Goodwill and other intangible assets continued

Automotive group of CGUs – sensitivity analysis

At 31 December 2025, forecasts determined that headroom of £240 million above the carrying amount existed for the Automotive group of CGUs. Sensitivity analysis demonstrated that a reasonably possible increase in the discount rate from 13.0% to 14.0%, would reduce headroom to £nil. Further increases in the discount rate to 14.4% would result in an impairment charge of c.£95 million.

Management does not believe reasonably possible changes in the long-term growth rate of 3.3% would result in headroom being eroded to £nil, however for indication purposes, a decrease in the long-term growth rate to 2.5% would result in a reduction of headroom by £140 million. Operating margin assumptions are a key driver of business value and an 11% reduction in the terminal operating profit would reduce operating profit margin by 1.0 percentage points, resulting in headroom of £nil. An additional reduction in the terminal operating profit, representing a total reduction of 16%, would reduce operating profit margin by 1.4 percentage points, resulting in an impairment charge of c.£98 million.

Powder Metallurgy group of CGUs – sensitivity analysis

At 31 December 2025, forecasts determined that headroom of £61 million above the carrying amount existed for the Powder Metallurgy group of CGUs. Sensitivity analysis demonstrated that a reasonably possible increase in the discount rate from 12.8% to 13.5%, would reduce headroom to £nil. Further increases in the discount rate to 14.1% would result in an impairment charge of c.£45 million.

The value of the Powder Metallurgy group of CGUs remains sensitive to and dependent upon the underlying forecast and financial assumptions in the future. Operating margin assumptions are a key driver of business value and a reduction in the terminal operating profit by 9% would reduce the operating margin by 0.8 percentage points, resulting in headroom of £nil. An additional reduction in the terminal operating profit, representing a total reduction of 15%, would reduce operating profit margin by 1.4 percentage points, resulting in an impairment charge of c.£42 million. A reasonably possible decrease in long-term growth rates from 3.5% to 2.4% would result in headroom of £nil. A further decrease in the long-term growth rate to 1.4% would result in an impairment charge of c.£44 million being incurred.

For all sensitivities, it is assumed that all other variables remain unchanged.

Allocation of significant intangible assets

The allocation of significant customer relationships and contracts, brands, intellectual property and technology is as follows:

	Customer relationships and contracts
	Remaining amortisation period		Net book value
	31 December 2025 Years	31 December 2024 Years	31 December 2025 £m	31 December 2024 £m
Automotive	5	6	298	396
Powder Metallurgy	10	11	346	386
Total			644	782

	Brands, intellectual property and technology
	Remaining amortisation period		Net book value
	31 December 2025 Years	31 December 2024 Years	31 December 2025 £m	31 December 2024 £m
Automotive	13	14	119	166
Powder Metallurgy	13	14	35	39
Total			154	205

12. Property, plant and equipment

	Land and buildings £m	Plant and equipment £m	Total £m
Cost
At 1 January 2024	687	2,071	2,758
Additions	15	242	257
Disposals	(13)	(33)	(46)
Disposal of business	(2)	(5)	(7)
Transfer	50	(50)	–
Lease reassessments	(11)	1	(10)
Impact of hyperinflationary economies	4	8	12
Exchange adjustments	(26)	(55)	(81)
At 31 December 2024	704	2,179	2,883
Additions	13	164	177
Disposals	(44)	(35)	(79)
Disposal of business	(2)	(10)	(12)
Transfer	9	(9)	–
Transfer to assets held for sale	(7)	(45)	(52)
Lease reassessments	(3)	1	(2)
Impact of hyperinflationary economies	1	4	5
Exchange adjustments	1	(24)	(23)
At 31 December 2025	672	2,225	2,897
Accumulated depreciation and impairment
At 1 January 2024	(136)	(871)	(1,007)
Charge for the year	(30)	(214)	(244)
Disposals	10	32	42
Disposal of business	2	5	7
Impairments	(9)	(22)	(31)
Impact of hyperinflationary economies	(3)	(4)	(7)
Exchange adjustments	5	28	33
At 31 December 2024	(161)	(1,046)	(1,207)
Charge for the year	(31)	(214)	(245)
Disposals	23	29	52
Disposal of business	–	10	10
Impairments	(8)	(10)	(18)
Transfer to assets held for sale	3	31	34
Impact of hyperinflationary economies	(1)	(4)	(5)
Exchange adjustments	2	4	6
At 31 December 2025	(173)	(1,200)	(1,373)
Net book value
At 31 December 2025	499	1,025	1,524
At 31 December 2024	543	1,133	1,676

Depreciation expense of £230 million (2024: £227 million) and £15 million (2024: £17 million) is included within costs of sales and selling, general and administrative expenses, respectively. Impairments of £18 million (2024: £31 million) are included in selling, general and administrative expenses.

Assets under the course of construction at 31 December 2025 totalled £151 million (31 December 2024: £176 million). Assets under the course of construction are presented as plant and equipment until the point at which the asset is ready for use. Transfers of £9 million (2024: £50 million) between asset classes were recorded on completion of construction projects.

The basis of testing for impaired assets, which resulted in a charge totalling £18 million (2024: £31 million), primarily used fair value less costs to sell methodology which was classified as a level 3 fair value under the IFRS 13 fair value hierarchy. Impairments of £6 million in Automotive and £12 million in Powder Metallurgy arose as a direct result of restructuring projects (2024: £22 million in Automotive and £5 million in Powder Metallurgy as a result of restructuring, £4 million in Hydrogen relating to disposal of the business).

Property, plant and equipment includes the net book value of right-of-use assets as follows:

Right-of-use asset	Land and buildings £m	Plant and equipment £m	Total £m
At 1 January 2024	102	35	137
Additions	10	13	23
Depreciation	(13)	(12)	(25)
Reassessments	(11)	1	(10)
Impairments	(5)	–	(5)
Impact of hyperinflationary economies	2	–	2
Exchange adjustments	(7)	(1)	(8)
At 31 December 2024	78	36	114
Additions	9	12	21
Depreciation	(13)	(14)	(27)
Reassessments	(3)	1	(2)
Disposals	(6)	–	(6)
Exchange adjustments	–	2	2
At 31 December 2025	65	37	102

13. Equity accounted investments

	31 December 2025 £m	31 December 2024 £m
Aggregated amounts relating to equity accounted investments:
Share of non-current assets	214	256
Share of current assets[1]	471	445
Share of current liabilities	(291)	(288)
Share of non-current liabilities	(20)	(28)
Interests in equity accounted investments	374	385

1. The Group’s share of current assets of equity accounted investments includes cash and cash equivalents of £215 million (2024: £213 million).

13. Equity accounted investments continued

Group share of results	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Revenue	590	600
Selling, general and administrative expenses	(521)	(531)
Operating profit	69	69
Net finance income	3	1
Profit before tax	72	70
Tax	(7)	(9)
Share of results of equity accounted investments, net of tax	65	61

Group share of equity accounted investments	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
At 1 January	385	397
Share of results of equity accounted investments	65	61
Dividends paid to the Group	(64)	(70)
Exchange adjustments	(12)	(3)
At 31 December	374	385

Within the Group’s share of equity accounted investments there is one significant joint venture, held within the Automotive segment, Shanghai GKN HUAYU Driveline Systems Co Limited (“SDS”).

Year ended 31 December 2025	Shanghai GKN HUAYU Driveline Systems Co Limited £m	Group 50% share of SDS £m	Amortisation of acquisition intangibles £m	Intra-Group elimination £m	Total Group share of SDS £m
Revenue	1,066	533	–	(27)	506
Operating profit	138	69	(19)	–	50
Interest income	4	2	–	–	2
Dividend income	18	9	–	(9)	–
Tax	(16)	(8)	3	–	(5)
Profit after tax	144	72	(16)	(9)	47
Year ended 31 December 2024
Revenue	1,102	551	–	(37)	514
Operating profit	138	69	(20)	–	49
Interest income	4	2	–	–	2
Tax	(18)	(9)	3	–	(6)
Profit after tax	124	62	(17)	–	45

31 December 2025	Shanghai GKN HUAYU Driveline Systems Co Limited £m	Group 50% share of SDS £m	Fair value adjustments £m	Total Group share of SDS £m
Non-current assets	114	57	139	196
Current assets	744	372	–	372
Current liabilities	(460)	(230)	–	(230)
Non-current liabilities	–	–	(12)	(12)
Net assets	398	199	127	326
31 December 2024
Non-current assets	138	69	163	232
Current assets	734	367	–	367
Current liabilities	(472)	(236)	–	(236)
Non-current liabilities	(8)	(4)	(16)	(20)
Net assets	392	196	147	343

14. Disposals and Assets held for sale

Disposals

On 31 December 2025, the Group completed the disposal of Forecast 3D, a business within the Powder Metallurgy division. A loss on disposal of £11 million including transaction costs and foreign exchange gains recycled from the translation reserve was recognised within selling, general and administrative expenses.

Classes of assets and liabilities disposed of as a result of the disposal were as follows:

Forecast 3D disposal £m
Goodwill	15
Property, plant and equipment	2
Inventories	2
Trade and other receivables	4
Total assets	23
Trade and other payables	4
Lease obligations	1
Provisions	1
Total liabilities	6
Net assets	17

14. Disposals and Assets held for sale continued

Assets held for sale

During the fourth quarter of 2025, the Group agreed the sale of its 59% investment holding in GKN Zhongyuan Cylinder Liner Company Limited to the minority shareholder. The sale completed in February 2026. The assets and liabilities of Zhongyuan which were expected at the year end to be recovered through the sales process have been classified as held for sale as at the balance sheet date and an impairment of £27 million recorded to reflect the agreed value for the business. The portion of the impairment relating to the non-controlling interest is £11 million and has been allocated to profit/(loss) attributable to non-controlling interests in the Consolidated Income Statement.

31 December 2025	Transferred to Held for sale £m	Impairment £m	Held for sale £m
Property, plant and equipment	18	(18)	–
Inventories	21	(9)	12
Trade and other receivables	17	–	17
Cash and cash equivalents	7	–	7
Total assets held for sale	63	(27)	36
Trade and other payables	9	–	9
Current tax liabilities	1	–	1
Total liabilities held for sale	10	–	10

15. Inventories

	31 December 2025 £m	31 December 2024 £m
Raw materials	237	240
Work in progress	106	105
Finished goods	88	86
	431	431

In 2025 the write down of inventories to net realisable value amounted to £17 million (2024: £19 million). The reversal of write downs amounted to £9 million (2024: £9 million). Write downs and reversals in both years relate to ongoing assessments of inventory obsolescence, excess inventory holding and inventory resale values across all of the Group’s businesses.

The cost of inventory recognised as an expense during the year ended 31 December 2025 totalled £3,706 million (2024: £3,691 million).

16. Trade and other receivables

Current	31 December 2025 £m	31 December 2024 £m
Trade receivables, gross	408	384
Allowance for expected credit loss	(11)	(15)
Trade receivables	397	369
Other receivables	52	38
Other taxes receivable	41	44
Prepayments	23	25
Contract assets	12	9
	525	485

Trade receivables are non interest-bearing. Credit terms offered to customers vary upon the country of operation but are generally between 30 and 90 days.

Non-current	31 December 2025 £m	31 December 2024 £m
Other receivables	12	8
Contract assets	5	5
	17	13

As described in Note 24, certain businesses participate in receivables working capital programmes and have the ability to choose whether to receive payment earlier than the normal due date, for specific customers on a non-recourse basis. As at 31 December 2025, eligible receivables under these programmes have been factored and derecognised in line with the derecognition criteria of IFRS 9 Financial Instruments.

16. Trade and other receivables continued

An allowance has been made for expected lifetime credit losses with reference to past default experience and management’s assessment of credit worthiness over trade receivables, an analysis of which is as follows:

Total £m
At 1 January 2024	16
Impairment recognised on trade receivables	1
Impairment reversed on trade receivables	(1)
Exchange adjustments	(1)
At 31 December 2024	15
Impairment reversed on trade receivables	(4)
At 31 December 2025	11

The concentration of credit risk is limited due to the large number of unrelated customers. Credit control procedures are implemented to ensure that sales are only made to organisations that are willing and able to pay for them. Such procedures include the establishment and review of customer credit limits and terms. The Group does not hold any collateral or any other credit enhancements over any of its trade receivables nor does it have a legal right of offset against any amounts owed by the Group to the counterparty.

The ageing of impaired trade receivables past due, allowance for expected credit losses and recoverable amounts are as follows:

31 December 2025	Gross £m	Loss allowance £m	Recoverable £m
Current	364	–	364
0 – 30 days	19	(3)	16
31 – 60 days	8	–	8
60+ days	17	(8)	9
	408	(11)	397

31 December 2024	Gross £m	Loss allowance £m	Recoverable £m
Current	348	–	348
0 – 30 days	19	(8)	11
31 – 60 days	4	–	4
60+ days	13	(7)	6
	384	(15)	369

The Directors consider that the carrying amount of trade and other receivables approximates to their fair value.

The Group’s contract assets comprise the following:

	Participation fees £m	Other £m	Total £m
At 1 January 2024	8	5	13
Additions	5	–	5
Utilised	(1)	(2)	(3)
Exchange adjustments	–	(1)	(1)
At 31 December 2024	12	2	14
Additions	2	3	5
Utilised	(1)	(1)	(2)
At 31 December 2025	13	4	17

An assessment for impairment of contract assets has been performed in accordance with policies described in Note 2. No such impairment has been recorded.

Participation fees

Participation fees are described in the accounting policies in Note 2 and are considered to be a reduction in revenue for the related customer contract. Amounts are capitalised and ‘amortised’ to match to the related performance obligation.

17. Cash and cash equivalents

	31 December 2025 £m	31 December 2024 £m
Cash and cash equivalents	386	336

Cash and cash equivalents comprises cash at bank and in hand which earns interest at floating rates based on daily bank deposit rates. The carrying amount of these assets is considered to be equal to their fair value.

In addition to the amounts presented in the table above, the Group also holds £7 million (2024: £nil) of cash and cash equivalents which has been classified as held for sale (Note 14).

18. Trade and other payables

Current	31 December 2025 £m	31 December 2024 £m
Trade payables	591	577
Accruals and other payables	366	325
Customer advances and contract liabilities	5	11
Other taxes and social security	45	47
Deferred government grants	1	1
	1,008	961

As at 31 December 2025, and as described in Note 24, included within trade payables were invoices on supplier finance facilities of £120 million (2024: £148 million).

Trade payables are non-interest-bearing. Normal settlement terms vary by country and the average credit period taken for trade payables is 82 days (2024: 85 days).

Non-current	31 December 2025 £m	31 December 2024 £m
Other payables	8	9
Customer advances and contract liabilities	5	9
	13	18

The Directors consider that the carrying amount of trade and other payables approximates to their fair value. Non-current other payables fall due for payment within one to two years.

19. Interest-bearing loans and borrowings

This note provides information about the contractual terms of the Group’s interest-bearing loans and borrowings. Details of the Group’s exposure to credit, liquidity, interest rate and foreign currency risk are included in Note 24.

	Current		Non-current		Total
	31 December 2025 £m	31 December 2024 £m	31 December 2025 £m	31 December 2024 £m	31 December 2025 £m	31 December 2024 £m
Floating rate obligations
Bank borrowings – US Dollar loan	–	–	282	319	282	319
Bank borrowings – Sterling loan	100	–	165	240	265	240
Bank borrowings – Euro loan	87	–	279	339	366	339
Unamortised finance costs	–	–	(1)	(4)	(1)	(4)
Other loans and bank overdrafts	39	13	–	–	39	13
Fixed rate obligations
US Private Placement	–	–	372	399	372	399
Unamortised finance costs	–	–	(2)	(2)	(2)	(2)
Total interest-bearing loans and borrowings	226	13	1,095	1,291	1,321	1,304

As at 31 December 2025 the Group’s committed bank facility included a multi-currency denominated term loan of £100 million and €100 million as well as a multi-currency denominated revolving credit facility of £350 million, US$660 million and €450 million. In addition, the Group held notes of US$500 million in the US Private Placement (USPP) market. The USPP notes were at fixed interest rates with remaining terms of between 4 and 11 years.

The bank facilities and USPP had two financial covenants being a leverage covenant and an interest cover covenant, both of which were tested half yearly, in June and December. Further details on the covenants and covenant compliance for the year ended 31 December 2025 are contained in Note 24.

Loans drawn under these facilities were guaranteed by Dowlais Group Limited (formerly Dowlais Group plc) and certain of its subsidiaries, and the Group provided no security over any of its assets in respect of these facilities.

At 31 December 2025, the term loans were fully drawn at £100 million and €100 million (2024: fully drawn at £100 million and €100 million). A further £165 million (2024: £140 million), US$380 million (2024: US$400 million) and €320 million (2024: €310 million) were drawn on the multi-currency revolving credit facility. A number of uncommitted overdraft, guarantee and borrowing facilities were also available to the Group.

The bank margin on the bank facility depended on the Group’s leverage. The average interest rate payable on the bank facilities and US PP, net of the impact of interest rate hedging, was 5.74% for the year (2024: 6.32%).

Subsequent to the completion of the acquisition of the Group by Dauch on 3 February 2026, the bank facilities were repaid in full and US$151 million of the USPP notes were also repaid. The repayments were funded by way of a loan from Dauch, as set out in Note 30.

20. Provisions

	Loss-making contracts £m	Property related costs £m	Environmental and litigation £m	Warranty related costs £m	Restructuring £m	Other £m	Total £m
At 1 January 2025	10	4	40	91	90	24	259
Utilised	(4)	–	(3)	(18)	(124)	(8)	(157)
Charge to operating profit	–	–	10	36	86	16	148
Release to operating profit	–	–	(11)	(24)	(4)	(3)	(42)
Disposal of business	–	(1)	–	–	–	–	(1)
Exchange adjustments	–	–	(2)	(1)	4	–	1
31 December 2025	6	3	34	84	52	29	208
Current	5	–	15	44	47	17	128
Non-current	1	3	19	40	5	12	80

Loss-making contracts

Provisions for loss-making contracts are considered to exist where the Group has a contract under which the unavoidable costs of meeting the obligations exceed the economic benefits expected to be received under it. This obligation has been discounted and will be utilised over the period of the respective contracts, which is up to five years.

Calculation of loss-making contract provisions is based on contract documentation and delivery expectations, along with an estimate of directly attributable costs and represents management’s best estimate of the unavoidable costs of fulfilling the contract.

Property related costs

The provision for property related costs represents dilapidation costs for ongoing leases and is expected to result in cash expenditure over the next five years. Calculation of dilapidation obligations are based on lease agreements with landlords and external quotes or, in the absence of specific documentation, management’s best estimate of the costs required to fulfil obligations.

Environmental and litigation

Environmental provisions relate to the estimated remediation costs of pollution, soil and groundwater contamination at certain sites and amounted to £12 million (2024: £15 million). Liabilities for environmental costs are recognised when environmental remediation works are probable and the associated costs can be reasonably estimated. The majority of the provision is anticipated to be utilised over the next 12 years.

Litigation provisions amounting to £22 million (2024: £25 million) relate to estimated future payments and/or settlements in relation to legal claims and associated insurance obligations. The Group has on occasion been required to take legal or other actions to defend itself against proceedings brought by other parties. Provisions are made for the expected costs associated with such matters, based on past experience of similar items and other known factors, considering professional advice received. This represents management’s best estimate of the likely outcome. The timing of utilisation of these provisions is frequently uncertain, reflecting the complexity of issues and the outcome of various court proceedings and negotiations. Contractual and other provisions represent management’s best estimate of the cost of settling the obligations and reflect management’s assessment of the likely settlement method, which may change over time. However, no provision is made for proceedings which have been, or might be, brought by other parties against Group companies unless management, considering professional advice received, assess that it is more likely than not that such proceedings may be successful.

Warranty related costs

Provisions for the expected cost of warranty obligations under local sale of goods legislation are recognised at the date of sale of the relevant products and subsequently updated for changes in estimates as necessary. The provision for warranty related costs represents the best estimate of the expenditure required to settle the Group’s obligations, based on past experience, recent claims and current estimates of costs relating to specific claims. Warranty terms are, on average, between one and five years.

Restructuring

Restructuring provisions relate to committed costs in respect of restructuring programmes, usually resulting in cash spend within three years. A restructuring provision is recognised when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by either starting to implement the plan or by announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are necessarily entailed by the restructuring programmes.

Other

Other provisions include long-term incentive plans for senior management and the employer tax on equity-settled incentive schemes which are expected to result in cash expenditure over the next one to five years.

Where appropriate, provisions have been discounted using discount rates depending on the territory in which the provision resides and the length of its expected utilisation.

21. Deferred tax

The following are the major deferred tax assets and liabilities recognised by the Group and movements thereon during the current and prior year.

	Deferred tax assets	Deferred tax liabilities
	Tax losses and other assets £m	Accelerated capital allowances and other liabilities £m	Deferred tax on intangible assets £m	Total deferred tax liabilities £m	Total net deferred tax £m
At 1 January 2024	303	(102)	(303)	(405)	(102)
(Charge)/credit to Consolidated Income Statement	(13)	30	49	79	66
Charge to equity	–	(3)	–	(3)	(3)
Exchange adjustments	(9)	2	4	6	(3)
At 31 December 2024	281	(73)	(250)	(323)	(42)
(Charge)/credit to Consolidated Income Statement	(50)	36	44	80	30
Charge to equity	–	(13)	–	(13)	(13)
Exchange adjustments	5	(1)	2	1	6
At 31 December 2025	236	(51)	(204)	(255)	(19)

Deferred tax assets and liabilities are recognised on the Consolidated Balance Sheet, after offset of balances within territories in accordance with IAS 12, as follows:

	31 December 2025 £m	31 December 2024 £m
Deferred tax asset	139	157
Deferred tax liability	(158)	(199)
	(19)	(42)

A deferred tax asset of £83 million (2024: £63 million) has been recognised in respect of £302 million (2024: £209 million) of tax losses. No asset has been recognised in respect of the remaining losses of £507 million (2024: £424 million) due to the divisional and geographic split of anticipated future profit streams. Most of these losses may be carried forward indefinitely subject to certain continuity of business requirements. Where losses are subject to time expiry, a deferred tax asset is recognised to the extent that sufficient future profits are anticipated to utilise these losses. In addition to the corporate income tax losses included above, a deferred tax asset of £31 million (2024: £27 million) has been recognised on tax credits (primarily US) and US state tax losses.

Deferred tax assets have also been recognised on Group retirement benefit obligations at £38 million (2024: £54 million).

There are no material unrecognised deferred tax assets at 31 December 2025 (2024: £nil), other than the losses referred to above. No deferred tax is recognised on the unremitted earnings of overseas subsidiaries except where the distribution of such profits is planned. If these earnings were remitted in full, tax of £61 million (2024: £56 million) would be payable.

Following completion of the acquisition of the Group by Dauch on 3 February 2026, certain tax attributes may expire under applicable local tax laws as a result of the change in ownership of the Group. The Group is assessing the impact of this on its recognised and unrecognised deferred tax assets.

22. Share-based payments

During the year, the Company recognised a charge of £3 million (2024: £1 million) in respect of the Group’s share incentive schemes.

At 31 December 2025, the share-based payment arrangements were as follows:

2023 Performance Share Plan (PSP)

Date of grants	2 May 2023, 10 October 2023, 15 November 2023
Number of share awards granted	6,223,292
Contractual life	3 years
Vesting condition	Three years’ service, achievement of target growth in earnings per share and achievement of a total shareholder return ranking against comparator group.

Each employee share award converts into one ordinary share of the Company on vesting. No amounts are paid or payable by recipient on receipt of the award. The awards carry neither rights to dividends nor voting rights. Awards are forfeited if the employee leaves the Company before the share awards vest, unless the Remuneration Committee deems the employee a good leaver, in which case a discretionary award may be granted.

Details of the share awards outstanding during the year are as follows:

Number of share awards	31 December 2025	31 December 2024
Outstanding at the beginning of the year	5,772,363	6,149,660
Exercised during the year(1)	(155,318)	–
Forfeited during the year	(83,354)	(377,297)
Outstanding at the end of the year	5,533,691	5,772,363

1.  During the year certain share awards vested early in relation to employees who left employment during the year and were deemed to be ‘good’ leavers.

Fair value of share awards and assumptions

The inputs into the Monte Carlo pricing model that were used to fair value the share awards at the grant dates were as follows:

Valuation assumptions
Weighted average share price	£1.31
Weighted average exercise price	nil
Expected volatility	38.65%
Expected life at inception	3 years
Risk free interest rate	3.78%
Expected dividend yield	3.2%

22. Share-based payments continued

2024 Omnibus Share Plan (OSP)

Date of grants	24 May 2024
Number of share awards granted	9,921,488
Contractual life	3 years
Vesting condition	Three years’ service, achievement of target growth in earnings per share and achievement of a total shareholder return ranking against comparator group.

Each employee share award converts into one ordinary share of the Company on vesting. No amounts are paid or payable by recipient on receipt of the award. The awards accrue dividend equivalents but do not carry voting rights. Awards are forfeited if the employee leaves the Company before the share awards vest, unless the Remuneration Committee deems the employee a good leaver, in which case a discretionary award may be granted.

Details of the share awards outstanding during the year are as follows:

Number of share awards	31 December 2025	31 December 2024
Outstanding at the beginning of the year	9,921,488	–
Granted during the year	–	9,921,488
Exercised during the year(1)	(578,074)	–
Forfeited during the year	(135,832)	–
Outstanding at the end of the year	9,207,582	9,921,488

1.  During the year certain share awards vested early in relation to employees who left employment during the year and were deemed to be ‘good’ leavers.

Fair value of share awards and assumptions

The inputs into the Monte Carlo pricing model that were used to fair value the share awards at the grant dates were as follows:

Valuation assumptions
Weighted average share price	£0.72
Weighted average exercise price	nil
Expected volatility	33.67%
Expected life at inception	3 years
Risk free interest rate	4.37%
Expected dividend yield	n/a

22. Share-based payments continued

2025 Omnibus Share Plan (OSP)

Date of grants	10 March 2025
Number of share awards granted	11,347,654
Contractual life	3 years
Vesting condition	Three years’ service, achievement of target growth in earnings per share and achievement of a total shareholder return ranking against comparator group.

Each employee share award converts into one ordinary share of the Company on vesting. No amounts are paid or payable by recipient on receipt of the award. The awards accrue dividend equivalents but do not carry voting rights. Awards are forfeited if the employee leaves the Company before the share awards vest, unless the Remuneration Committee deems the employee a good leaver, in which case a discretionary award may be granted.

Details of the share awards outstanding during the year are as follows:

Number of share awards	31 December 2025
Outstanding at the beginning of the year	–
Granted during the year	11,347,654
Exercised during the year(1)	(489,345)
Forfeited during the year	–
Outstanding at the end of the year	10,858,309

1.  During the year certain share awards vested early in relation to employees who left employment during the year and were deemed to be ‘good’ leavers.

Fair value of share awards and assumptions

The inputs into the Monte Carlo pricing model that were used to fair value the share awards at the grant dates were as follows:

Valuation assumptions
Weighted average share price	£0.69
Weighted average exercise price	Nil
Expected volatility	34.32%
Expected life at inception	3 years
Risk free interest rate	4.15%
Expected dividend yield	n/a

Due to the short listing period of the Company’s shares, the expected volatility for all awards was determined using an average of the historic volatility of the Company’s peer group share prices.

23. Retirement benefit obligations

Defined contribution plans

The Group operates defined contribution plans for qualifying employees across several jurisdictions. The assets of the plans are held separately from those of the Group in funds under the control of Trustees.

The total costs charged during the year of £13 million (2024: £14 million) represent contributions payable to these plans by the Group at rates specified in the rules of the plans.

Defined benefit plans

The Group sponsors defined benefit plans for qualifying employees of certain subsidiaries. The funded defined benefit plans are administered by separate funds that are legally separated from the Group. The Trustees of the funds are required by law to act in the interest of the fund and of all relevant stakeholders in the plans. The Trustees of the pension funds are responsible for the investment policy with regard to the assets of the fund.

The most significant defined benefit pension plans in the Group at 31 December 2025 were:

UK: GKN Group Pension Schemes (No.2 and No.3)

The GKN Group Pension Schemes (Numbers 2 and 3) are disclosed within the Automotive segment. These schemes are funded, closed to new members and were closed to future accrual in 2017. The valuation of the schemes was based on the latest triennial statutory actuarial valuation as of 5 April 2022, updated to 31 December 2025 by independent actuaries. The next triennial valuation of the schemes as of April 2025 is currently underway.

US: GKN Automotive and GKN Powder Coatings Pension Plans

The GKN Automotive and GKN Powder Coatings Pension Plans are funded plans, closed to new members and closed to future accrual. The valuation of these plans was based on a full actuarial valuation as of 1 January 2025, updated to 31 December 2025 by independent actuaries.

Germany: GKN Germany Pension Plans

The GKN Germany Pension Plans provide benefits dependent on final salary and service with the Company. The plans are generally unfunded and closed to new members.

Other plans include a number of funded and unfunded defined benefit arrangements and retiree medical insurance plans, predominantly in the US and Europe.

The cost of the Group’s defined benefit plans is determined in accordance with IAS 19 (revised 2011) Employee Benefits, using the advice of independent professionally qualified actuaries on the basis of formal actuarial valuations and using the projected unit credit method. In line with normal practice, statutory scheme valuations are undertaken triennially in the UK and annually in the US and Germany.

Contributions

The Group contributed £34 million (2024: £44 million) to defined benefit pension plans and retirement plans in the year ended 31 December 2025 including a deficit reduction payment to GKN Group Pension Scheme No. 3 of £5 million.

In 2026, the Group expects to contribute c.£30 million to the plans including an estimate of the annual deficit reduction payment to GKN Group Pension Scheme No. 3. The deficit reduction payment is of a variable amount contingent on the funding valuation of the scheme at 31 December and for 2026 is capped at the lower of £17 million or the funding deficit on the scheme.

Actuarial assumptions

The major assumptions used by the actuaries in calculating the Group’s pension liabilities are as set out below:

	Rate of increase of pensions in payment % per annum	Discount rate %	Price inflation (RPI/CPI) %
31 December 2025
GKN Group Pension Schemes (No.2 – No.3)	2.4	5.5	2.7/2.4
GKN US plans	n/a	5.2	n/a
GKN Germany plans	2.0	4.1	2.0/2.0
31 December 2024
GKN Group Pension Schemes (No.2 – No.3)	2.5	5.5	3.0/2.7
GKN US plans	n/a	5.5	n/a
GKN Germany plans	2.0	3.4	2.0/2.0

Mortality

GKN Group Pension Schemes (No.2 – No.3)

The GKN Group Pension Schemes (No.2 – No.3) use the SAPS “S3PA” base tables with scheme-specific adjustments. The base table mortality assumption for each of the UK schemes reflects best estimate results from the most recent mortality experience analyses for each scheme. Weighting factors vary by scheme.

Future improvements for all UK plans are in line with the 2023 Continuous Mortality Investigation (“CMI”) core projection model (SK = 7.0, A = 0%, w2022 =w2023= 15%) with a long-term rate of improvement of 1.25% p.a. for both males and females.

GKN US Consolidated Pension Plan

GKN US Pension and Medical Plans use base mortality tables (PRI 2012) as used in the funding valuation. Future improvements for all US plans are in line with MP2021.

GKN Germany Pension Plans

All German plans use the Richttafeln 2018 G tables, with no adjustment.

23. Retirement benefit obligations continued

The following table shows the future life expectancy of individuals aged 65 at the year end and the future life expectancy of individuals aged 65 in 20 years’ time.

	GKN Group Pension Schemes (No2.–No.3) Years	GKN US Consolidated Pension Plan Years	GKN Germany Pension Plans Years
Male today	20.9	19.8	21.0
Female today	23.3	21.8	24.4
Male in 20 years’ time	22.0	21.3	23.7
Female in 20 years’ time	24.6	23.2	26.6

Consolidated Balance Sheet disclosures

The amounts recognised in the Consolidated Balance Sheet in respect of defined benefit plans were as follows:

	31 December 2025 £m	31 December 2024 £m
Present value of funded defined benefit obligations	(681)	(686)
Fair value of plan assets	715	717
Funded status	34	31
Present value of unfunded defined benefit obligations	(382)	(415)
Net liabilities	(348)	(384)
Analysed as:
Retirement benefit surplus (non-current assets)(1)	43	34
Retirement benefit obligations (non-current liabilities)	(391)	(418)
Net liabilities	(348)	(384)

1.  Includes a surplus relating to the GKN Group Pension Scheme (No.2) of £34 million (2024: £33 million), the GKN Group Pension Scheme (No.3) of £7 million (2024: £nil).

A retirement benefit surplus is recognised in relation to the GKN Group Pension Schemes (No.2 and No.3) as the Group has an unconditional right to a refund of surplus assets when there are no remaining members of the schemes.

The net retirement benefit obligation is attributable to Automotive: liability of £329 million (2024: £360 million) and Powder Metallurgy: liability of £19 million (2024: £24 million).

The plan assets and liabilities at the year end were as follows:

31 December 2025	UK Plans £m	US Plans £m	European Plans £m	Other Plans £m	Total £m
Plan assets	613	75	16	11	715
Plan liabilities	(574)	(103)	(365)	(21)	(1,063)
Net assets/(liabilities)	39	(28)	(349)	(10)	(348)

The plan assets and liabilities at the previous year end were as follows:

31 December 2024	UK Plans £m	US Plans £m	European Plans £m	Other Plans £m	Total £m
Plan assets	613	76	16	12	717
Plan liabilities	(584)	(111)	(385)	(21)	(1,101)
Net assets/(liabilities)	29	(35)	(369)	(9)	(384)

The major categories and fair values of plan assets at the end of the year for each category were as follows:

	31 December 2025 £m	31 December 2024 £m
Equities	18	28
Government bonds	266	339
Corporate bonds	136	112
Property	3	5
Insurance contracts	11	11
Multi-strategy/Diversified growth funds	232	182
Private equity	8	9
Other(1)	41	31
Total	715	717

1.  Primarily consists of cash collateral and other assets associated with liability driven investments in the UK schemes.

The assets were well diversified and the majority of plan assets had quoted prices in active markets. All government bonds were issued by reputable governments and were generally AA rated or higher. Interest rate and inflation rate swaps were also employed to complement the role of fixed and index-linked bond holdings for liability risk management.

The Trustees continually review whether the chosen investment strategy is appropriate with a view to providing the pension benefits and to ensure appropriate matching of risk and return profiles. The main strategic policies included maintaining an appropriate asset mix, managing interest rate sensitivity and maintaining an appropriate equity buffer. Investment results are regularly reviewed.

23. Retirement benefit obligations continued

Movements in the present value of defined benefit obligations during the year:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
At 1 January	1,101	1,232
Current service cost	6	6
Interest cost on obligations	51	49
Remeasurement gains – demographic	–	(6)
Remeasurement gains – financial	(44)	(89)
Remeasurement losses – experience	2	–
Benefits paid out of plan assets	(66)	(68)
Curtailments	1	1
Settlements	–	(5)
Past service cost	–	1
Exchange adjustments	12	(20)
At 31 December	1,063	1,101

The defined benefit plan liabilities were 15% (2024: 17%) in respect of active plan participants, 22% (2024: 22%) in respect of deferred plan participants and 63% (2024: 61%) in respect of pensioners.

The weighted average duration of the defined benefit plan liabilities at 31 December 2025 was 12 years (31 December 2024: 12 years).

Movements in the fair value of plan assets during the year:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
At 1 January	717	775
Interest income on plan assets	37	34
Gain/(loss) on plan assets, excluding interest income	1	(60)
Contributions	34	44
Benefits paid out of plan assets	(66)	(68)
Plan administrative costs	(3)	(2)
Settlements	–	(5)
Exchange adjustments	(5)	(1)
At 31 December	715	717

The actual return on plan assets was a gain of £38 million (2024: loss of £26 million).

Consolidated Income Statement disclosures

Amounts recognised in the Consolidated Income Statement in respect of these defined benefit plans were as follows:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Included within operating loss:
– current service cost	6	6
– plan administrative costs	3	2
– curtailments and past service cost(1)	1	2
Included net within finance costs:
– interest cost on defined benefit obligations	51	49
– interest income on plan assets	(37)	(34)

1. Curtailments and past service costs relate to benefits provided as a result of redundancies and a pension scheme wind up following site closures.

Statement of Comprehensive Income disclosures

Amounts recognised in the Consolidated Statement of Comprehensive Income in respect of these defined benefit plans were as follows:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Gain/(loss) on plan assets, excluding interest income	1	(60)
Remeasurement gain arising from changes in demographic assumptions	–	6
Remeasurement gains arising from changes in financial assumptions	44	89
Change in unrecognised asset due to asset ceiling	–	2
Remeasurement losses arising from experience adjustments	(2)	–
Net remeasurement gain on retirement benefit obligations	43	37

Risks and sensitivities

The defined benefit plans expose the Group to actuarial risks, such as longevity risk, inflation risk, interest rate risk and market (investment) risk. The Group is not exposed to any unusual, entity specific or plan specific risks.

23. Retirement benefit obligations continued

A sensitivity analysis on the principal assumptions used to measure the defined benefit obligations at the year end was as follows:

	Change in assumption	Decrease/ (increase) to plan liabilities £m	Increase/ (decrease) to profit before tax £m
Discount rate	Increase by 0.5 ppts	57	(2)
	Decrease by 0.5 ppts	(62)	2
Inflation assumption(1)	Increase by 0.5 ppts	(40)	n/a
	Decrease by 0.5 ppts	36	n/a
Assumed life expectancy at age 65 (rate of mortality)	Increase by 1 year	(37)	n/a
	Decrease by 1 year	37	n/a

1.  The inflation sensitivity encompasses the impact on pension increases and salary increases, where applicable.

The sensitivity analysis above was determined based on reasonably possible changes to the respective assumptions, while holding all other assumptions constant. There has been no change in the methods or assumptions used in preparing the sensitivity analysis from prior years. Sensitivities are based on the relevant assumptions and membership profile as at 31 December 2025 and are applied to obligations at the end of the reporting period. Whilst the analysis does not take account of the full distribution of cash flows expected, it does provide an approximation to the sensitivity of assumptions shown. Extrapolation of these results beyond the sensitivity figures shown may not be appropriate and the sensitivity analysis presented may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated.

24. Financial instruments and risk management

The table below sets out the Group’s accounting classification of each category of financial assets and liabilities and their carrying values at 31 December 2025 and 31 December 2024:

31 December 2025	Current £m	Non-current £m	Total £m
Financial assets
Classified as amortised cost:
Cash and cash equivalents	386	–	386
Net trade receivables(1)	397	–	397
Classified as fair value:
Derivative financial assets
Foreign currency forward contracts	28	8	36
Other derivatives	2	–	2
Financial liabilities
Classified as amortised cost:
Interest-bearing loans and borrowings	(226)	(1,095)	(1,321)
Lease obligations	(28)	(93)	(121)
Other financial liabilities	(777)	(8)	(785)
Classified as fair value:
Derivative financial liabilities
Foreign currency forward contracts	(2)	(1)	(3)

31 December 2024	Current £m	Non-current £m	Total £m
Financial assets
Classified as amortised cost:
Cash and cash equivalents	336	–	336
Net trade receivables(1)	369	–	369
Classified as fair value:
Derivative over own equity(2)	18	–	18
Derivative financial assets
Foreign currency forward contracts	9	6	15
Interest rate swaps	–	3	3
Financial liabilities
Classified as amortised cost:
Interest-bearing loans and borrowings	(13)	(1,291)	(1,304)
Lease obligations	(29)	(103)	(132)
Other financial liabilities	(778)	(8)	(786)
Classified as fair value:
Derivative financial liabilities
Foreign currency forward contracts	(32)	(14)	(46)

1.	Net trade receivables are presented net of an allowance for expected lifetime credit losses of £11 million (2024: £15 million).

2.	Included within other financial assets.

24. Financial instruments and risk management continued

The fair value of the derivative financial instruments is derived from inputs other than quoted prices that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices) and they are therefore categorised within level 2 of the fair value hierarchy set out in IFRS 13 Fair Value Measurement. The Group’s policy is to recognise transfers into and out of the different fair value hierarchy levels at the date of the event or change in circumstances that caused the transfer to occur. There have been no transfers between levels during the current year.

In the prior year, the fair value of the derivative over own equity was derived from unobservable inputs and as such, classified as level 3 of the fair value hierarchy set out in IFRS 13. Inputs to the valuation included the terms of the contract under which the asset arose, the Company’s share price and expected volatility in the share price. The asset was settled during the year by receipt of the Company’s shares with the derecognition of the asset recorded directly in equity.

Fair values

Set out below is a comparison of the carrying amounts and fair values of the Group’s interest-bearing loans and borrowings (excluding bank overdrafts).

31 December 2025	Carrying amount £m	Fair value £m
Floating rate obligations	912	914
Fixed rate obligations	370	428
31 December 2024
Floating rate obligations	894	901
Fixed rate obligations	397	455

Management consider all other financial assets and liabilities to have carrying values that are reasonable approximations of their fair values.

Credit risk

The Group’s principal financial assets are cash and cash equivalents, trade receivables and derivative financial assets which represent the Group’s maximum exposure to credit risk in relation to financial assets.

The Group’s credit risk on cash and cash equivalents and derivative financial assets is limited because the ultimate counterparties are banks with investment grade credit ratings assigned by international credit rating agencies. Exposure is managed on the basis of risk rating and counterparty limits. The value of credit risk in derivative assets is modelled using publicly available inputs as part of their fair value.

The Group’s credit risk is therefore primarily attributable to its trade receivables. The amounts presented in the Consolidated Balance Sheet are net of an allowance for expected credit losses, estimated by the Group’s management based on prior experience and their assessment of the current economic environment. Note 16 provides further details regarding the recovery of trade receivables.

Capital risk

The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern. The capital structure of the Group consists of interest-bearing loans and borrowings less cash and cash equivalents as disclosed in the Consolidated Balance Sheet, and equity attributable to the owners of the parent, comprising issued share capital, reserves and retained earnings as disclosed in the Consolidated Statement of Changes in Equity.

Liquidity risk management

Overview of banking facilities

At 31 December 2025 the Group’s committed bank facilities included a multi-currency denominated term loan of £100 million and €100 million as well as a multi-currency denominated revolving credit facility of £350 million, US$660 million and €450 million. Details of amounts drawn under these facilities at year end are included in Note 19.

The revolving credit and term loan facilities had an initial maturity date of 20 April 2026, the Group had the option to extend the maturity of the revolving credit facility by up to two years, at its sole discretion.

In addition, the Group held notes of US$500 million in the US Private Placement (USPP) market. The USPP notes were at fixed interest rates with remaining terms of between 4 and 11 years.

Loans drawn under the bank facilities and USPP were guaranteed by Dowlais Group Limited (formerly Dowlais Group plc) and certain of its subsidiaries, and the Group provided no security over any of its assets in respect of these.

Cash amounted to £386 million at year end (2024: £336 million) with an additional £7 million (2024: £nil) of cash classified as held for sale, which together are offset against interest-bearing loans and borrowings of £1,321 million (2024: £1,304 million).

Subsequent to the completion of the acquisition of the Group by Dauch on 3 February 2026, the bank facilities were repaid in full and US$151 million of the USPP notes were also repaid. The repayments were funded by way of a loan from Dauch.

The committed bank funding and USPP had two financial covenants, both of which were tested half-yearly in June and December.

Interest rates on the USPP are fixed subject to the Group maintaining an investment grade credit rating. Following completion of the acquisition of the Group by Dauch, on 3 February 2026 the credit rating of the Group was downgraded and an additional one percentage point was added to the interest rate until the Group’s credit rating returns to investment grade.

24. Financial instruments and risk management continued

Maturity of financial liabilities (excluding currency contracts)

The table below shows the maturity profile of anticipated future cash flows, including interest, on an undiscounted basis in relation to the Group’s financial liabilities. The amounts shown therefore differ from the carrying value and fair value of the Group’s financial liabilities.

	Interest-bearing loans and borrowings £m	Finance lease obligations £m	Other financial liabilities £m	Total financial liabilities £m
Within one year	290	34	777	1,101
In one to two years	760	26	8	794
In two to five years	169	40	–	209
After five years	324	49	–	373
Total anticipated cash flows	1,543	149	785	2,477
Effect of financing	(222)	(28)	–	(250)
31 December 2025	1,321	121	785	2,227

Within one year	90	35	778	903
In one to two years	944	27	8	979
In two to five years	189	47	–	236
After five years	365	54	–	419
Total anticipated cash flows	1,588	163	786	2,537
Effect of financing	(284)	(31)	–	(315)
31 December 2024	1,304	132	786	2,222

Working capital

The Group has a small number of uncommitted working capital programmes, which provide favourable financing terms on eligible customer receipts and competitive financing terms to suppliers on eligible supplier payments.

Businesses that participate in these customer related finance programmes have the ability to choose whether to receive payment earlier than the normal due date, for specific customers on a non-recourse basis. As at 31 December 2025, the drawings on these facilities were £198 million (2024: £168 million).

Some suppliers may utilise the Group’s supplier finance programmes, which are provided by a limited number of the Group’s relationship banks. There is no cost to the Group for providing these programmes to its suppliers. These arrangements do not change the date suppliers are due to be paid by the Group, and therefore there is no additional impact on the Group’s liquidity. These programmes allow suppliers to choose, at their sole discretion, whether they want to accelerate the payment of their invoices, by the financing banks, for an interest cost which is competitive and based on the credit rating of the Group as determined by the financing banks funding each programme. The amounts owed by the Group to the banks in relation to amounts suppliers have drawn under these programmes are included in trade payables on the Consolidated Balance Sheet and the cash flows are presented in cash flows from operating activities. The arrangements do not change the timing of the Group’s cash outflows.

Payment dates for trade payables under supplier finance arrangements, and comparable trade payables which are not financed, are generally between 60 and 120 days. Payment terms vary across the Group depending on individual supplier agreements and the jurisdictions under which the purchases are made. The total of supplier invoices under these facilities as at 31 December 2025 was £120 million (2024: £148 million). Movement on this balance in the year includes a £5 million non-cash decrease due to exchange rate movements. Of the balance at 31 December 2025, £71 million had been paid by the facilitating banks to suppliers (2024: £79 million).

Finance cost risk management

The bank margin on the bank facility depends on the Group’s leverage. Management performs periodic reviews of the Group’s interest rate exposure and fix a proportion of the exposure as deemed necessary at that time. As at 31 December 2025, 36% of the Group’s interest exposure was fixed (2024: 46%).

Interest rate risk

Cash flow hedges

The Group uses interest rate swaps to hedge against the risk of interest rate fluctuation on the floating rate debt. The fair value of the interest rate swaps as at 31 December 2025 was £nil (31 December 2024: asset of £3 million).

There is an economic relationship between the hedged item and the hedging instrument in relation to SOFR (2024: SOFR and EURIBOR) interest cash flows. The Group has established a hedge ratio of 1:1 for the hedging relationships based on the notional of the hedging instrument and the hedged item. Group management performs periodic prospective effectiveness assessments to determine hedge effectiveness.

As a result of the anticipated acquisition of the Group by Dauch, the interest cash flows on the floating rate debt were deemed to no longer be probable and hedge accounting was discontinued.

During the year movements on the interest rate swaps comprised a debit of £2 million (2024: credit of £2 million) booked to derivatives losses on hedge relationships within other comprehensive income, £1 million credit (2024: £8 million) booked to interest in the Consolidated Income Statement, and a cash inflow of £2 million (2024: £10 million).

Hedge ineffectiveness may occur due to:

Differences in the timing of the cash flows of the hedged items and the hedging instruments;

The counterparties’ credit risk differently impacting the fair value movements of the hedging instruments and hedged items;

Changes to the forecasted amount of cash flows of hedged items and hedging instruments; or

Mismatches in payment frequency and/or reset dates.

During the year ended 31 December 2025, some of the critical terms of the interest rate swaps and the hedged items were not perfectly matched; however, this did not give rise to any ineffectiveness through the Consolidated Income Statement in the year (2024: £nil).

24. Financial instruments and risk management continued

Interest rate sensitivity analysis

Assuming the net debt, inclusive of interest rate swaps, held as at the balance sheet date was outstanding for the whole year, a one percentage point rise in market interest rates for all currencies would decrease profit before tax by the following amounts:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Sterling	2	3
US Dollar	2	1
Euro	4	3

On the basis of the floating-to-fixed interest rate swaps in place at the balance sheet date, a one percentage point fall in market interest rates for all currencies would have £nil impact on Group equity (2024: decrease Group equity by £4 million).

Exchange rate risk management

The Group trades in various countries around the world and is exposed to movements in a number of foreign currencies. The Group therefore carries exchange rate risk that can be categorised into three types: transaction, translation and disposal related risk as described in the paragraphs below. The Group’s policy is designed to protect against the majority of the cash risks but not the non-cash risks.

The most common exchange rate risk is the transaction risk the Group takes when it invoices a customer or purchases from suppliers in a different currency to the underlying functional currency of the relevant business. The Group’s policy is to review transactional foreign exchange exposures, and place appropriate hedging contracts, quarterly on a rolling basis. To the extent the cash flows associated with a transactional foreign exchange risk are committed, the Group will hedge up to 100% at the time that the cash flow becomes committed. For forecast and variable material cash flows, the Group hedges a proportion of the expected cash flows on a phased basis over a time horizon of up to two years in accordance with the Group’s treasury policy.

The average time horizons for GKN Automotive and GKN Powder Metallurgy reflect the long-term nature of the contracts within these divisions. Typically, in total the Group hedges a minimum of 70% of foreign exchange exposures expected over the following year, and 40% to 60% of exposures between one and two years. This policy reduces, but does not eliminate, the cash risk.

The translation rate risk is the effect on the Group’s results in the year due to the movement in exchange rates used to translate results in foreign currencies into Sterling from one period to the next. No specific exchange instruments are used to protect against the translation risk because until foreign currency is converted to Sterling, this is a non-cash risk to the Group.

Finally, exchange rate risk arises when a business that reports in a currency, other than Sterling, is sold. The proceeds for those businesses may be received in a foreign currency and therefore an exchange rate risk may arise on conversion of the foreign currency proceeds into Sterling. Protection against this risk is considered on a case-by-case basis and, if appropriate, hedged at that time.

As at 31 December 2025, the Group held foreign exchange forward and swap contracts to mitigate expected exchange rate fluctuations on future cash flows from sales to customers and purchases from suppliers. The fair value of all foreign exchange forward and swap contracts across the Group was a net asset at 31 December 2025 of £33 million (2024: net liability of £31 million).

The following table shows the maturity profile of undiscounted contracted gross cash flows of derivative financial liabilities used to manage currency risk:

	Cash inflows £m	Cash outflows £m	Total £m
Year ended 31 December 2025
Within 1 year
Foreign exchange forward contracts	79	(82)	(3)
In one to two years
Foreign exchange forward contracts	15	(16)	(1)
Foreign exchange swap contracts	1	(1)	–
Year ended 31 December 2024
Within 1 year
Foreign exchange forward contracts	319	(347)	(28)
Foreign exchange swap contracts	1	(1)	–
In one to two years
Foreign exchange forward contracts	189	(195)	(6)

Hedge of net investment in foreign operations

The interest-bearing loans as at 31 December 2025 (Note 19) include US Dollar borrowings of US$880 million (2024: US$900 million) and Euro borrowings of €420 million (2024: €410 million), which have been designated as hedges of the Group’s net investments in US Dollar and Euro denominated subsidiaries respectively. These borrowings are used to hedge the Group’s exposure to the foreign exchange risk on these investments. Gains or losses on the retranslation of these borrowing are recorded in other comprehensive income to offset any gains or losses on translation of the net investments in the subsidiaries.

There is an economic relationship between the hedged item and the hedging instrument as the net investment creates a translation risk that matches the risks of foreign exchange fluctuation on the borrowings. The Group has established a hedge ratio of 1:1 as the underlying risk of the hedging instrument is identical to the hedged risk component. The Group performs periodic prospective effectiveness assessments to determine hedge effectiveness.

24. Financial instruments and risk management continued

Foreign currency sensitivity analysis

Currency risks are defined by IFRS 7 Financial instruments: Disclosures as the risk that the fair value or future cash flows of a financial asset or liability will fluctuate because of changes in foreign exchange rates.

The following table details the transactional impact of hypothetical changes in foreign exchange rates on financial assets and liabilities at the balance sheet date, illustrating the increase in Group operating profit caused by a 10% strengthening of the US Dollar, Euro and Mexican Peso against Sterling compared to the year end spot rate. The analysis assumes that all other variables, in particular other foreign currency exchange rates, remain constant. The Group operates in a range of different currencies, and those with a notable impact are shown below:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
US Dollar	2	1
Euro	1	(2)
Mexican Peso	4	4

The following table details the impact of hypothetical changes in foreign exchange rates on financial assets and liabilities at the balance sheet date, illustrating the decrease in the Group’s equity caused by a 10% strengthening of the US Dollar and Euro against Sterling. The analysis assumes that all other variables, in particular other foreign currency exchange rates, remain constant.

	31 December 2025 £m	31 December 2024 £m
US Dollar	(12)	(12)
Euro	(7)	(7)

In addition, the change in equity due to a 10% strengthening of the US Dollar against Sterling for the translation of net investment hedging instruments would be a decrease of £65 million (2024: decrease of £71 million) and for the Euro, a decrease of £37 million (2024: decrease of £34 million). However, there would be no overall effect on equity because there would be an offset in the currency translation of the foreign operations.

Fair value measurements recognised in the Consolidated Balance Sheet

Foreign currency forward contracts are measured using quoted forward exchange rates and yield curves derived from quoted interest rates matching the maturities of the contracts.

Interest rate swap contracts are measured using yield curves derived from quoted interest and foreign exchange rates.

Derivative financial assets and liabilities are presented within the Consolidated Balance Sheet as:

	31 December 2025 £m	31 December 2024 £m
Non-current assets	8	9
Current assets	30	9
Current liabilities	(2)	(32)
Non-current liabilities	(1)	(14)

Hedge accounted derivatives

The Group previously designated interest rate swaps as cash flow hedges to mitigate interest rate risk. Hedge accounting was discontinued during the year when the hedged cash flows were deemed no longer probable to occur.

The following table sets out details of the Group’s cash flow hedging instruments where hedge accounting is applied at the balance sheet date:

	Average fixed rate		Notional principal		Fair value of assets/ (liabilities)
Cash flow hedging Instruments	31 December 2025%	31 December 2024%	31 December 2025 £m	31 December 2024 £m	31 December 2025 £m	31 December 2024 £m
US Dollar Interest rate swaps
Within one year	–	–	–	–	–	–
In two to five years	–	3.48%	–	200	–	3
Total	–		–	200	–	3

All cash flow hedging instruments were booked in the Consolidated Balance Sheet as derivative financial assets or derivative financial liabilities.

24. Financial instruments and risk management continued

The following table sets out details of the Group’s material hedging relationships at the balance sheet date where hedge accounting is applied:

	Change in fair value for calculating ineffectiveness		Balance in hedging and translation reserves for continuing hedges		Balance in hedging and translation reserves for discontinued hedges
	31 December 2025 £m	31 December 2024 £m	31 December 2025 £m	31 December 2024 £m	31 December 2025 £m	31 December 2024 £m
Cash flow hedge – interest rate risk
Hedged items
Floating rate borrowings	–	(2)	n/a	n/a	n/a	n/a
Hedging instruments
US Dollar Interest rate swaps	–	1	–	2	–	–
Euro Interest rate swaps	–	1	–	–	–	(2)

Net investment hedge
Hedged items
Net assets of designated investments	(35)	(4)	(59)	(24)	–	–
Hedging instruments
US Dollar debt	57	(13)	59	2	–	–
Euro debt	(22)	17	–	22	–	–

Impact of hedging on equity

The following table sets out the reconciliation for each component of the hedging reserve and the analysis of associated other comprehensive income.

	Cash flow hedge reserve £m	Net investment hedge reserve £m	Total hedging recognised in equity £m
At 1 January 2025	–	18	18
Effective portion of changes in fair value arising from:
Fair value loss on interest rate swaps	(2)	–	(2)
Foreign currency revaluation of the US Dollar debt	–	57	57
Foreign currency revaluation of the Euro debt	–	(22)	(22)
Cumulative loss on interest rate swaps reclassified to the Consolidated Income Statement	2	–	2
Tax impact	–	(9)	(9)
At 31 December 2025	–	44	44

Amounts reclassified to other finance cost in the Consolidated Income Statement of £2 million (2024: £3 million) relate to the discontinuation of hedge accounting where the hedged item was no longer expected to occur.

25. Issued share capital and reserves

Share capital

Share Capital	31 December 2025 £m	31 December 2024 £m
Allotted, called-up and fully paid
1,316,658,644 (2024: 1,352,695,566) ordinary shares of 1p each	13	14
	13	14

During the year, the Group purchased and cancelled 8,171,451 (2024: 40,577,961) of the Company’s shares at a cost of £6 million (2024: £26 million) under a share buy-back programme. The programme was terminated on 29 January 2025 following the announcement of the recommended acquisition of the Group by Dauch.

The Company also received and cancelled 27,865,471 shares on the settlement of a pre-demerger agreement with Melrose Industries PLC.

A £1 million transfer to a capital redemption reserve has been made in relation to the par value of the shares cancelled.

Own shares

The Group’s Employee Benefit Trust (EBT) holds shares in the capital of the Company for the purpose of settling awards vesting under the Group’s share incentive schemes.

In the current year, 779,260 shares (2024: 52,559) were issued by the EBT to employees under the Group’s share incentive schemes. At the year end, 4,743,811 shares (2024: 5,523,071) were held by the EBT. No shares were purchased by the EBT in the current or prior year.

Translation reserve

The translation reserve contains exchange differences on the translation of subsidiaries with a functional currency other than pound Sterling together with exchange differences arising on debt financial instruments which have been designated as hedges of net investment.

Hedging reserve

The hedging reserve contains the effective portion of any gains or losses from revaluation of interest rate swap contracts which have been designated as cash flow hedging instruments. No contracts were designated as cash flow hedges at the year end.

26. Cash flow statement

Reconciliation of loss after tax to net cash from operating activities:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Loss after tax	(87)	(168)
Share of results of equity accounted investments, net of tax	(65)	(61)
Finance costs	115	131
Finance income	(15)	(22)
Tax	23	(47)
Adjustments for:
Depreciation & impairment of property, plant and equipment	263	275
Amortisation of computer software and development costs	17	14
Amortisation & impairment of intangible assets acquired in business combinations	184	191
Gain on disposal of non-current assets	(1)	-
Loss on disposal of business	38	8
Share-based payment expense	3	1
Unrealised loss/(gain) on derivatives	(62)	73
Other non-cash add back	(15)	(2)
Movements in provisions	(51)	(62)
Defined benefit pension costs charged	9	10
Defined benefit pension contributions paid	(34)	(44)
Change in inventories	(27)	66
Change in receivables	(63)	85
Change in payables	76	(178)
Tax paid	(59)	(56)
Interest paid on loans and borrowings	(92)	(88)
Interest paid on lease liabilities	(6)	(6)
Net cash from operating activities	151	120

Reconciliation of cash and cash equivalents, net of bank overdrafts

	31 December 2025 £m	31 December 2024 £m
Cash and cash equivalents per Consolidated Balance Sheet	386	336
Cash and cash equivalents classified within assets held for sale (Note 14)	7	–
Bank overdrafts (Note 19)	(39)	(13)
Cash and cash equivalents, net of bank overdrafts per Consolidated Statement of Cash Flows	354	323

Reconciliation of liabilities arising from financing activities

As at 31 December 2024, liabilities arising from financing activities, as defined by IAS 7 Statement of Cash Flows, totalled £1,423 million comprising interest-bearing loans and borrowings of £1,291 million and lease obligations of £132 million.

During the year, cash transactions on financing balances totalled a net cash outflow £5 million. This comprised net drawdowns on external debt facilities of £22 million and the repayment of finance lease principal of £27 million.

Non-cash transactions included a £37 million reduction in liabilities due to foreign exchange movements, £4 million increase in liabilities due to the amortisation of debt issue costs, £19 million increase in lease liabilities due to new leases and the reassessment of existing lease liabilities, and a £1 million reduction in lease liabilities due to the disposal of the Forecast 3D business within the Powder Metallurgy division.

As at 31 December 2025, liabilities arising from financing activities, as defined by IAS 7, totalled £1,403 million comprising interest-bearing loans and borrowings of £1,282 million and lease obligations of £121 million.

27. Commitments

Amounts payable under lease obligations:

Minimum lease payments	31 December 2025 £m	31 December 2024 £m
Amounts payable:
Within one year	34	35
After one year but within five years	66	74
Over five years	49	54
Less: future finance charges	(28)	(31)
Present value of lease obligations	121	132
Analysed as:
Amounts due for settlement within one year	28	29
Amount due for settlement after one year	93	103
Present value of lease obligations	121	132

It is the Group’s policy to lease certain of its property, plant and equipment. The average lease term is ten years. Interest rates are fixed at the contract date. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

The Group’s obligations under lease arrangements are secured by the lessors’ rights over the leased assets.

The table below shows the key components in the movement in lease obligations.

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
At 1 January	132	151
Additions	21	23
Interest charge	6	6
Reassessment of lease obligation	(2)	(12)
Payment of principal	(27)	(24)
Payment of interest	(6)	(6)
Disposal of business	(1)	(1)
Exchange adjustments	(2)	(5)
At 31 December	121	132

The expense related to short-term leases in the year was £1 million (2024: £1 million).

27. Commitments continued

Capital commitments

At 31 December 2025, the Group had committed expenditure of £22 million (2024: £26 million) relating to the acquisition of new plant and machinery.

28. Related Parties

Remuneration of key management personnel

The remuneration of the Directors, who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24 Related Party Disclosures:

	Year ended 31 December 2025 £m	Year ended 31 December 2024 £m
Short-term employee benefits	4	3
Share-based payments	1	–
	5	3

Transactions between companies within the Group, which are Related Parties, have been eliminated on consolidation and are not disclosed in this note.

In the ordinary course of business, sales and purchases of goods take place between subsidiaries and equity accounted investment companies priced on an arm’s length basis. Sales by subsidiaries to equity accounted investments in the year totalled £8 million (2024: £7 million). Purchases by subsidiaries from equity accounted investments totalled £13 million (2024: £12 million). At 31 December 2025, there were no amounts receivable from equity accounted investments (2024: £nil) and amounts payable to equity accounted investments totalled £2 million (2024: £3 million).

29. Contingent liabilities

As a result of historical acquisitions, certain contingent legal and warranty liabilities were identified as part of the fair value review of these acquisition balance sheets. Whilst it is difficult to reasonably estimate the timing and ultimate outcome of these claims, the Directors’ best estimate has been included in the Consolidated Balance Sheet where they existed at the time of acquisition and hence were recognised in accordance with IFRS 3 Business combinations. Where a provision has been recognised, information regarding the different categories of such liabilities and the amount and timing of outflows is included within Note 20.

Given the nature of the Group’s business many of the Group’s products have a large installed base, and any recalls or reworks related to such products could be particularly costly. The costs of product recalls or reworks are not always covered by insurance. Recalls or reworks may have a material adverse effect on the Group’s financial condition, results of operations and cash flows.

The Group has contingent liabilities representing guarantees and contract bonds given in the ordinary course of business on behalf of trading subsidiaries. No losses are anticipated to arise on these contingent liabilities. The Group does not have any other significant contingent liabilities.

30. Post balance sheet events

On 29 January 2025, the boards of Dowlais and Dauch announced that they reached agreement on the terms of a recommended cash and share acquisition by Dauch of the entire issued and to be issued ordinary share capital of Dowlais.

As a result of the Court sanction of the scheme, on 30 January 2026 awards over Dowlais ordinary shares vested to certain Group employees. To enable the vested awards to be satisfied, the Group issued 11,127,886 new shares.

On 3 February 2026, the acquisition was implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006. Simon Mackenzie Smith, Liam Butterworth, Celia Baxter, Philip Harrison, Shali Vasudeva and Fiona MacAulay tendered their resignations and stepped down from the Dowlais Board whilst John Nicholson was appointed to the Dowlais Board.

In accordance with the terms of the agreement, each Dowlais shareholder, where no valid election was made under the Mix and Match Facility (which allowed shareholders to choose between receiving cash or shares), received 0.0881 new shares of common stock of Dauch and 43 pence in cash for each Dowlais share held.

Subsequent to the Group’s acquisition by Dauch on 3 February 2026, Dauch provided funding to the Group by way of an inter-company loan which the Group used to repay and cancel its existing RCF and term loan facilities in full, and an offer was made to the USPP note holders to redeem the notes. On 4 February 2026, the Group’s shares were cancelled from admission to trading on London Stock Exchange.

On the same day, Dauch implemented an internal restructure to transfer all US subsidiaries of the Group out of Dowlais ownership.

On 9 March 2026, the Group repaid US$151 million of USPP notes.